                                                                 EXECUTION COPY


                           SECOND AMENDED AND RESTATED

                              ACQUISITION AGREEMENT

                                   DATED AS OF

                                DECEMBER 31, 2001

                                      AMONG

                   GILAT TO HOME LATIN AMERICA (HOLLAND) N.V.,

                               rSTAR CORPORATION,

                                       AND

                          GILAT SATELLITE NETWORKS LTD.

                         RELATING TO THE ACQUISITION OF

                      STARBAND LATIN AMERICA (HOLLAND) B.V.

                                TABLE OF CONTENTS

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                                                                                                       Page
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ARTICLE I. CERTAIN DEFINITIONS...........................................................................3


ARTICLE II. SALE AND PURCHASE OF THE SHARES.............................................................10

   Section 2.1       Sale and Purchase of the Company Shares............................................10
   Section 2.2       Closing Date.......................................................................10
   Section 2.3       Deliveries and Assignment of Right to Share Consideration..........................11
   Section 2.4       Post-Closing Share Consideration Adjustments.......................................11
   Section 2.5       The Special Distribution...........................................................13

ARTICLE III. THE OFFER AND OTHER TRANSACTIONS...........................................................16

   Section 3.1       Purchaser Tender Offer.............................................................16
   Section 3.2       Voting Agreement...................................................................17
   Section 3.3       Proxy Statement; Form F-4 and Stockholder Meeting..................................17
   Section 3.4       Financial Information of the Business..............................................18

ARTICLE IV. REPRESENTATIONS AND WARRANTIES..............................................................19

   Section 4.1       Representations and Warranties of the Gilat Parties................................20
   Section 4.2       Representations and Warranties of Purchaser........................................31

ARTICLE V. CONDITIONS TO CLOSING........................................................................35

   Section 5.1       Conditions to Each Party's Obligation to Effect the Sale...........................35
   Section 5.2       Conditions to Obligations of Purchaser.............................................36
   Section 5.3       Conditions to Obligations of Gilat Israel and Seller...............................37

ARTICLE VI. ADDITIONAL COVENANTS AND AGREEMENTS.........................................................38

   Section 6.1       Directors and Officers.............................................................38
   Section 6.2       Additional Agreements; Cooperation.................................................38
   Section 6.3       Publicity..........................................................................39
   Section 6.4       Notification of Certain Matters....................................................39
   Section 6.5       Access to Information..............................................................39
   Section 6.6       Non-Solicitation...................................................................40
   Section 6.7       Fees and Expenses..................................................................42
   Section 6.8       Insurance..........................................................................42
   Section 6.9       Conduct of the Parties after the Closing Date......................................42
   Section 6.10      Maintenance of Transfer Agent......................................................44

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ARTICLE VII. CONDUCT OF BUSINESS AND OF PURCHASER
     PRIOR TO THE CLOSING...............................................................................44

   Section 7.1       Conduct of Business Pending the Sale...............................................44
   Section 7.2       Conduct of Business of Purchaser Pending the Sale..................................46
   Section 7.3       Gilat Review of Expenditures.......................................................47

ARTICLE VIII. INDEMNIFICATION...........................................................................48

   Section 8.1       Indemnification Generally by Gilat Israel and Seller...............................48
   Section 8.2       Indemnification Generally by Purchaser.............................................49
   Section 8.3       Notice of Claims for Indemnification...............................................51
   Section 8.4       Survival of Representations and Warranties.........................................51

ARTICLE IX. TAX INDEMNITIES.............................................................................51

   Section 9.1       Tax Indemnities....................................................................51
   Section 9.2       Character of Indemnity Payments....................................................52
   Section 9.3       Refunds............................................................................52
   Section 9.4       Miscellaneous......................................................................52

ARTICLE X. TERMINATION..................................................................................53

   Section 10.1      Termination........................................................................53
   Section 10.2      Effect of Termination..............................................................54

ARTICLE XI. MISCELLANEOUS...............................................................................54

   Section 11.1      Governing Law......................................................................54
   Section 11.2      Remedies...........................................................................54
   Section 11.3      Successors and Assigns.............................................................55
   Section 11.4      Amendment..........................................................................55
   Section 11.5      Entire Agreement...................................................................55
   Section 11.6      No Reliance on Other Information...................................................55
   Section 11.7      Severability.......................................................................55
   Section 11.8      No Third Party Beneficiaries.......................................................55
   Section 11.9      Notices............................................................................56
   Section 11.10     Delays or Omissions................................................................57
   Section 11.11     Legal Fees.........................................................................57
   Section 11.12     Titles and Subtitles...............................................................57
   Section 11.13     Counterparts.......................................................................57

EXHIBITS

Exhibit 2.5           Fourth Amended and Restated Certificate of Incorporation
Exhibit 3.1           Option
Exhibit 3.2           Voting Agreement
Exhibit 4.1(h)        Master Agreement

SCHEDULES

Gilat Parties' Disclosure Schedule

Purchaser's Schedules
         4.2(b)   Consents
         4.2(f)   Employee Agreements and Plans
         4.2(g)   Registration Rights

                           SECOND AMENDED AND RESTATED
                              ACQUISITION AGREEMENT

         This SECOND AMENDED AND RESTATED ACQUISITION AGREEMENT, dated as of December 31, 2001 (this "Agreement"), is among Gilat To Home Latin America (Holland) N.V., a Dutch corporation ("Seller"), rStar Corporation, a Delaware corporation ("Purchaser"), and Gilat Satellite Networks Ltd., an Israeli corporation, the indirect parent of Seller and an indirect majority stockholder of Purchaser ("Gilat Israel" and together with Seller, the "Gilat Parties" and each a "Gilat Party").

                                 R E C I T A L S

         A. Seller, Purchaser and Gilat Israel entered into an Acquisition Agreement, dated April 23, 2001 (the "Original Acquisition Agreement"). On September 7, 2001, Seller, Purchaser and Gilat Israel entered into an Amended and Restated Acquisition Agreement (the "First Amended Agreement") in which they amended and restated the Original Acquisition Agreement in its entirety. The amendments to the Original Acquisition Agreement contained in the First Amended Agreement reflected, among other things, Purchaser's satisfaction of its accrued obligations under the Capital Lease (as defined below) to Spacenet Inc., a Delaware corporation and the direct wholly-owned subsidiary of Gilat Israel ("Spacenet"). Under the Original Acquisition Agreement, the satisfaction of Purchaser's accrued obligations to Spacenet under the Capital Lease (the "Capital Lease Obligation") was a condition precedent to the parties' obligations to consummate the Sale (as defined below). Purchaser satisfied the Capital Lease Obligation through the issuance and delivery of 19,396,552 shares of Purchaser Stock (as defined below) to an affiliate of Spacenet on May 21, 2001, as contemplated by the Original Acquisition Agreement and pursuant to the Agreement, dated April 23, 2001, between Spacenet and Purchaser.

         B. Seller, Purchaser and Gilat Israel wish to amend and restate in its entirety the First Amended Agreement and the related exhibits and schedules thereto as set forth in this Agreement and the related exhibits and schedules hereto.

         C. Gilat Israel, with its global subsidiaries, is a leading provider of telecommunications solutions based on VSAT (very small aperture terminal) satellite network technology. Since its inception, Gilat Israel has invested considerable resources, including hundreds of millions of dollars and thousands of man-years, in research and development, proprietary technologies, product design and manufacturing and marketing. Gilat Israel's technology is used to deliver advanced satellite-based, end-to-end enterprise networking and rural telephony solutions to customers across six continents, as well as interactive broadband data services.

         D. Gilat Israel's joint venture, StarBand Communications Inc. ("StarBand"), is the first to market with an "always-on", two-way, broadband Internet access solution for the residential and small office and home office markets that is available virtually everywhere in North America today. StarBand offers a stand-alone Internet access service, as well as a bundled product with direct-to-home television service using a single dish at the subscriber's location. Gilat Israel and certain of its affiliates contributed to StarBand the exclusive rights for North America to its consumer two-way VSAT technology, as well as management, employees and technological expertise, including the operation of the satellite network. Through this venture, Gilat Israel and its affiliates have gained significant experience in implementing and marketing such services to consumers and small office and home office subscribers.

         E. Gilat Israel and its affiliates have also developed substantial experience in Latin America, particularly in providing satellite-based services to corporate clients operating large-scale networks. Such experience has included the obtaining of licenses to operate in the various Latin American countries, experience in the development of networks for voice and data, relationships with local partners and other relevant business experience.

         F. StarBand Latin America (Holland) B.V. has been formed as a direct wholly-owned subsidiary of Seller (the "Company"), for the purpose of leveraging such investment, experience and know-how into the Latin American market. As further described in this Agreement, Gilat Israel, Seller and their affiliates shall contribute to the Company or to the Company's subsidiaries (such contributing entities collectively referred to herein as the "Gilat Business Entities") the business as currently conducted by the Company and the exclusive rights in Latin America (excluding Mexico, in which the contributed rights are described below, but including, among other countries Brazil, Argentina, Peru, and Colombia, and, subject to certain restrictions, Chile) to (i) implement, operate and market broadband Internet access services and voice services to consumers and small office and home office subscribers, (ii) provide a bundled product with direct-to-home television service using a single satellite dish and
(iii) provide such new technologies and products related to the foregoing as Gilat Israel may in the future develop or make available to StarBand, which shall be offered to the Company and/or the Company's subsidiaries upon commercially reasonable terms via a two-way satellite-based network, together with the related assets, licenses, rights, management, employees experience and know-how (such business, related assets, licenses, rights, management, employees' experience and know-how, shall be referred to herein as the "Business"). In Mexico, the Company shall receive the non-exclusive right to operate the Business with respect to small office and home office subscribers, through a channel which is any large, well-established corporation that (x) will commit to sell at least 100 VSAT sites regardless of the number of VSAT's located at an individual home or office, and (y) will be centrally billed by the Company, but that is not (A) an Internet Service Provider, or (B) a provider of access to broadband Internet services or voice services at a residence through an arrangement whereby it would be reasonably likely that payment or other commercial benefit will be paid to it for such access.

         G. Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller (the "Sale"), all of the issued and outstanding shares of capital stock of the Company in exchange for the Share Consideration (as defined below), on the terms and subject to the conditions set forth in this Agreement.

         H. To further induce the parties hereto to enter into this Agreement, certain principal stockholders of Purchaser, Gilat Israel and its direct wholly-owned subsidiary, Gilat Satellite Networks (Holland) B.V. ("Gilat Holland") shall enter into a voting agreement pursuant to which they each shall agree to vote, or cause to be voted, the shares of Purchaser Stock (as defined below) beneficially owned or controlled by such stockholders in favor of the Sale and the other transactions contemplated hereby and against any competing proposal.

         I. In contemplation of the Sale, Purchaser shall make a tender offer (the "Offer") in compliance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulation promulgated under the Exchange Act, to purchase from its stockholders (other than Gilat Israel and its Affiliates (as defined below)) up to 6,315,789 shares of Purchaser Stock. The Offer shall be subject to this Agreement and shall immediately following the consummation of the Sale.

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

                                   ARTICLE I.

                               CERTAIN DEFINITIONS

         The following terms used in this Agreement shall have the meanings specified below.

         "Additional Share Consideration" has the meaning set forth in Section 2.4(c) hereof.

         "Adjusted Cash Consideration" means: (a) if the Trading Price of the Ordinary Share is less than $12.00, an amount equal to the lesser of (i) $10,000,000 and (ii) the sum of (x) $6,000,000 and (y) the product of (A) 466,105 and (B) the amount by which $12.00 exceeds the Trading Price of the Ordinary Share; (b) if the Trading Price of the Ordinary Share is greater than $12.00, an amount equal to the greater of (i) $2,000,000 and (ii) the difference between (x) $6,000,000 and (y) the product of (A) 466,105 and (B) the amount by which the Trading Price of the Ordinary Share exceeds $12.00; and (c) if the Trading Price of the Ordinary Share equals $12.00, $6,000,000.

         "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that unless expressly set forth otherwise herein, officers and directors of a Party or of any corporation or other entity deemed to be an Affiliate of such Party, shall not themselves be deemed an Affiliate of such Party solely by virtue of serving as an officer or director thereof. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling,"

"controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the securities having voting power for the election of directors of such Person or to otherwise direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" has the meaning set forth in the preamble hereof.

         "Applicable Net Income" means, for any Calculation Period, Purchaser's consolidated net income (excluding extraordinary items of gain or loss and before the amortization of goodwill and other intangible assets) generated during the applicable Calculation Period by the Business, in each case: (i) as determined in accordance with GAAP; and (ii) as reflected on audited financial statements of the Business (the "Audited Statement"): (x) audited by independent certified public accountants of recognized national standing (which may be the regular auditors of Purchaser) selected Purchaser; and (y) filed by Purchaser with the SEC or otherwise publicly announced or delivered to holders of the Purchaser Stock. It is clarified that for the purposes of calculating the Applicable Net Income, the Business shall not include the Excluded Businesses.

         "Assets" has the meaning set forth in Section 4.1(h)(i)(2) hereof.

         "Audited Statement" has the meaning set forth in the definition of Applicable Net Income.

         "breaching party" has the meaning set forth in Section 11.2 hereof.

         "Business" has the meaning set forth in the recitals to this Agreement.

         "Business Contract" means any (i) Contract by which the Assets or the Business is bound or (ii) any Contract that is necessary to conduct the Business and to which any of the Gilat Business Entities or Subsidiaries is a party,.

         "Business Day" means a day on which both Seller and national banks doing business in New York City are open for business.

         "Business Documentation" has the meaning set forth in Section 6.5(b) hereof.

         "Calculation Period" has the meaning set forth in Section 2.4(b) hereof.

         "Capital Lease" means the Amended and Restated Service Agreement between ZapMe! Corporation and Spacenet, dated September 30, 1999, and such products and services otherwise provided by Spacenet to the Company.

         "Capital Lease Obligation" has the meaning set forth in the recitals hereto.

         "Cash Consideration" means the amount of cash equal to the quotient of
(a) the Adjusted Cash Consideration, divided by (b) 6,315,789, rounded to the nearest whole cent.

         "Certificate of Waiver" has the meaning set forth in Section 2.5(c)(ii) hereof.

         "Closing" and "Closing Date" have the respective meanings given to those terms in Section 2.2 hereof.

         "Code" means the Internal Revenue Code of 1986, as amended and as in effect from time to time, and any law that shall have been a predecessor or shall be a successor thereto.

         "Company" has the meaning set forth in the recitals to this Agreement.

         "Company Common Stock" has the meaning set forth in Section 4.1(f) hereof.

         "Company Material Adverse Effect" has the meaning set forth in Article IV hereof.

         "Company Shares" has the meaning set forth in Section 4.1(f)(i) hereof.

         "Contract" means any written or oral contract, agreement, lease, license, plan, instrument or other document, commitment, arrangement, undertaking, understanding, practice or authorization that is binding on any Person or its property under applicable Law.

          "Damages" means money damages determined on a dollar-for-dollar basis after giving effect to any related offset or reduction, including any tax or other benefits realized as a result of such damage. In determining any amount of Damages arising out of or by reason of any breach of warranty or covenant relating to taxes, such Damages shall be reduced by any resulting or related tax benefit for the same or a different tax period or periods.

         "Determination Date" means the date which is the fifth Business Day prior to the Closing Date.

         "DGCL" means Delaware General Corporation Law, as amended.

         "Disclosure Schedule" has the meaning set forth in Section 4.1 hereof.

         "D&O Resignations" has the meaning set forth in Section 6.1 hereof.

         "$" or "dollars" shall means and refers to United States dollars.

         "Employee Plans" has the meaning set forth in Section 4.1(k)(i) hereof.

         "Employees" means the employees of the Business as of the date hereto or as of the Closing Date as the context may required.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" has the meaning set forth in the recitals hereto.

         "Excluded Businesses" means any business conducted by any one or more of the Subsidiaries other than the Business, including, without limitation, the core enterprise and government contracts business (including, without limitation, all receivables related to such contracts) in Latin America for the sale of products and the installation and servicing of networks using Gilat Israel's products.

         "Excluded Business Liabilities" is defined in Section 6.9(c) hereof.

         "First Calculation Period" has the meaning set forth in Section 2.4(a) hereof.

         "First Distribution Amount" has the meaning set forth in the Fourth Amended and Restated Certificate of Incorporation.

         "First Payment Date" has the meaning set forth in the Fourth Amended and Restated Certificate of Incorporation.

         "Fourth Amended and Restated Certificate of Incorporation" has the meaning set forth in Section 2.5(a) hereof.

         "Fully Diluted Basis" means at any time as applied to any calculation of the number of securities of Purchaser, after giving effect to (x) all shares of Purchaser Stock issued and outstanding at the time of determination, (y) all shares of Purchaser Stock issuable upon the exercise of any option, warrants or similar right outstanding at the time of determination and (z) all shares of Purchaser Stock issuable upon the exercise of any conversion or exchange right contained in any security convertible into or exchangeable for shares of Purchaser Stock.

         "GAAP" means the accounting principles generally accepted in the United States applied on a consistent basis.

         "Gilat Business Entities" has the meaning set forth in the recitals to this Agreement.

         "Gilat Holland" has the meaning set forth in the recitals hereto.

         "Gilat Israel" has the meaning set forth in the introductory paragraph to this Agreement.

         "Gilat Material Adverse Effect" has the meaning ascribed to it in
Article IV hereof.

         "Gilat Parties" has the meaning set forth in the introductory paragraph to this Agreement.

         "Gilat Registration Statement" has the meaning set forth in Section 3.3(a) hereof.

         "Government" or "Governmental" means, or refers to, (a) the government of the United States, Israel, or the Netherlands or the government of any foreign country recognized by the governments of either the United States, Israel, or the Netherlands; (b) the government of any state, province, county, municipality, city, town or district of the United States, Israel, the Netherlands or any foreign country (whose national government is so recognized); and any multi-county district; and (c) any agency, department, authority, commission, administration, court, magistrate, tribunal, arbitrator, instrumentality or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses (a) and (b).

         "Gross Proceeds" has the meaning set forth in Section 2.5(a)(ii) hereof.

         "Indemnifiable Claims" when used in, and for purposes of, Article 8 hereof means and includes any and all direct Damages and all expenses (including, without limitation, reasonable legal and expert fees and expenses).

          "Law" means any of the following of, or issued by, any Government, in effect on or prior to the date hereof, any statute, law, act, ordinance, code, resolution, rule, regulation, order, guideline, decree, judgment, license, permit, certificate or certification, registration, concession, grant, franchise or restriction; and any published official interpretation, or ruling (whether designated as public or private, substantive or procedural).

         "Liabilities" has the meaning set forth in Section 4.1(h)(i)(3) hereof.

         "Licenses" has the meaning set forth in Section 4.1(q) hereof.

         "Lien" means any mortgage, lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge or claim of any nature whatsoever on any property or property interest.

         "Master Agreement" has the meaning set forth in Section 4.1(h)(i)(1) hereof.

         "Maximum Distribution Amount" has the meaning set forth in the Fourth Amended and Restated Certificate of Incorporation.

         "NASD" has the meaning set forth in Section 4.1(c) hereof.

         "NASDAQ" has the meaning set forth in Section 4.1(c) hereof.

         "Non-Cash Consideration" has the meaning set forth in Section 2.5(a)(ii) hereof.

         "Offer" has the meaning set forth in the recitals hereto.

         "Offer Consideration" has the meaning set forth in Section 3.1(a) hereof.

         "Offer Documents" has the meaning set forth in Section 3.1(c) hereof.

         "Option" has the meaning set forth in Section 3.1(a) hereof.

         "Ordinary Shares" means the Ordinary Shares of Gilat Israel.

         "Party" means Purchaser, Seller or Gilat Israel, as the context requires, and "Parties" means Purchaser, Seller and Gilat Israel, collectively.

         "Penalty" means any civil or criminal penalty (including any interest thereon), fine, levy, lien, assessment, charge, monetary sanction or payment, or any payment in the nature thereof, of any kind required to be made to any Government under any Law.

         "Period" means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

         "Person" means a corporation, association, partnership, limited liability company or partnership, joint venture, organization, business, individual, trust, or any other entity or organization, including a Government or any subdivision or agency thereof.

         "Principal Stockholders" has the meaning set forth in Section 3.2 hereof.

         "Proxy Statement" has the meaning set forth in Section 3.3(a) hereof.

         "Purchaser" has the meaning set forth in the introductory paragraph to this Agreement.

         "Purchaser Material Adverse Effect" has the meaning set forth in
Article IV hereof.

         "Purchaser Stock" means the common stock, par value $.01, of Purchaser.

         "Purchaser's Indemnified Persons" means:

         (a) Purchaser and its current and former directors, officers, employees, agents and stockholders, and

         (b) subsequent to the Closing, the Company and its Subsidiaries, and the officers (or the persons performing the functions of officers), employees and agents of the Company and its Subsidiaries, serving as such subsequent to the Closing (but only in their capacity as such from and after the Closing).

         "Qualified Convertible Securities" has the meaning set forth in Section 2.5(d)(i)(B) hereof.

         "Qualified Sale" has the meaning set forth in Section 2.5(a)(ii) hereof.

         "Required Ordinary Shares" means that number of Ordinary Shares that Purchaser is required to deliver to its stockholders in order to consummate the Offer.

         "Sale" has the meaning set forth in the recitals to this Agreement.

         "SEC" has the meaning set forth in Section 3.1(c).

         "SEC Documents" has the meaning set forth in Section 3.1(c) hereof.

         "Second Calculation Period" has the meaning set forth in Section 2.4(b) hereof.

         "Second Distribution Amount" has the meaning set forth in the Fourth Amended and Restated Certificate of Incorporation.

         "Second Payment Date" has the meaning set forth in the Fourth Amended and Restated Certificate of Incorporation.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller" has the meaning set forth in the introductory paragraph to this Agreement.

         "Seller's Indemnified Persons" has the meaning set forth in Section 8.2(a) hereof.

         "Share Consideration" has the meaning set forth in Section 2.1 hereof.

         "Spacenet" has the meaning set forth in the recitals hereto.

         "Special Distribution" has the meaning set forth in Section 2.5(a) hereof.

         "Special Distribution Expiration Date" has the meaning set forth in
Section 2.5(c)(ii) hereof.

         "StarBand" has the meaning set forth in the recitals hereto.

         "Special Committee" has the meaning set forth in Section 4.2(k) hereof.

         "State Income Tax" means all Taxes (whether denominated as franchise taxes or otherwise) measured on or by income imposed by any State of the United States of America (or any subdivision thereof).

         "Stockholder Approval" has the meaning set forth in Section 3.3(b) hereof.

         "Stockholder Meeting" has the meaning set forth in Section 3.3(b) hereof.

         "Subsidiaries" has the meaning set forth in Section 4.1(g) hereof.

         "Tax Return" means any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes.

         "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, environmental, severance, occupation, property, sales, use, transfer, registration, value-added, license, payroll, franchise, Social Security and unemployment taxes imposed or required to be withheld by any Government or other tax of any kind whatsoever, including any interest, penalties and additions thereto, whether disputed or not.

         "Trading Price" means the per share price of the Ordinary Share determined as follows: (a) if Ordinary Shares are listed or admitted to trading on any United States national securities exchange, average of the closing prices of the Ordinary Shares on such exchange over the ten (10) consecutive trading days ending on the Determination Date; (b) if the Ordinary Shares are not then listed or admitted to trading on any United States national securities exchange but is a NASDAQ security, the average of the closing sale prices of the Ordinary Shares as shown by the NASDAQ over the ten (10) consecutive trading days ending on the Determination Date; or (c) if the Ordinary Shares are not then a NASDAQ security but are actively traded over-the-counter, the average of the closing prices (meaning for purposes of this clause (c) the average of the highest closing bid price and lowest closing asked price thereof) over the ten (10) consecutive trading days ending on the Determination Date.

         "Transaction Proposal" has the meaning set forth in Section 6.6(a) hereof.

         "Unsolicited Superior Proposal" has the meaning set forth in Section 6.6(b) hereof.

         "Voice Services" has the meaning set forth in Section 4.1(h)(iv) hereof.

         "Voting Agreement" has the meaning set forth in Section 3.2 hereof.

                                  ARTICLE II.

                         SALE AND PURCHASE OF THE SHARES

         Section 2.1 Sale and Purchase of the Company Shares.

         Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Company Shares in exchange for 43,103,448 shares of Purchaser Stock, representing the value $100 million divided by $2.32 (the "Share
Consideration").

         Section 2.2 Closing Date.

         The closing of the Sale (the "Closing") shall take place at the New York offices of Piper Marbury Rudnick & Wolfe LLP, located at 1251 Avenue of the Americas, New York, New York 10020-1104, as soon as practicable after the last of the conditions set forth in Section 5 hereof is fulfilled or waived (subject to applicable Law) but in no event later than the fifth Business Day thereafter, or at such other time and place and on such other date as the Parties shall mutually agree; provided, however, that, without the mutual agreement of the Parties, in no event shall the Closing occur later than May 31, 2002 (the "Closing Date").

         Section 2.3 Deliveries and Assignment of Right to Share Consideration.

         (a) Deliveries of Gilat Israel and Seller. Gilat Israel and Seller, as the case may be, shall deliver to Purchaser the following:

                  (i) certificates representing the Company Shares, duly endorsed in blank or with stock powers duly endorsed in blank, together with such other documents as Purchaser may reasonably request to evidence the transfer to Purchaser of good title in and to the Company Shares, free and clear of any Liens (including, without limitation, confirmation of the recording of any registration required under the laws of the Company's jurisdiction of formation); and

                  (ii) the other instruments or documents, as shall be required by Purchaser under Section 5.2 hereof.

         (b) Deliveries of Purchaser. Purchaser shall deliver to Seller the following:

                  (i) certificates representing the Share Consideration, together with such other documents as Seller may reasonably request to evidence the transfer to Seller of good title in and to the Share Consideration, free and clear of any Liens; and

                  (ii) the other instruments or documents, as shall be required by Gilat Israel and Seller, as the case may be, under Section 5.3 hereof.

         (c) Assignment of Right to Share Consideration. The Parties agree that Seller shall have the right to assign all or part of its right to the Share Consideration under Section 2.1 hereof and its rights to the delivery of the certificates representing such Share Consideration under Section 2.3(b)(i) hereof to Gilat Israel, any of its Affiliates, and/or StarBand; provided, however, that, in each such case, the assignee of all or part of the Share Consideration executes and delivers a Certificate of Waiver to Purchaser.

         Section 2.4 Post-Closing Share Consideration Adjustments.

         (a) Company's Net Income for 2002-2003.

                  (i) If the Company's Applicable Net Income for the period from July 1, 2002 through June 30, 2003 (inclusive) (the "First Calculation Period"), is greater than or equal to $4,100,000 but no more than $4,900,000, Purchaser shall, promptly following the determination of the Applicable Net Income for such period, issue 2,685,382 shares of Purchaser Stock to Gilat Israel.

                  (ii) If the Company's Applicable Net Income for the First Calculation Period, is greater than or equal to $4,900,000, Purchaser shall, promptly following the determination of the Applicable Net Income for such period, issue 5,370,765 shares of Purchaser Stock to Gilat Israel.

                  (iii) Anything contained in this Section 2.4(a) to the contrary notwithstanding, in the event that the Audited Statements with respect to the First

Calculation Period are not filed with the SEC or otherwise publicly announced or delivered to the holders of shares of Purchaser Stock on or before December 31, 2003, no shares of Purchaser Stock shall be issued by Purchaser to Gilat Israel pursuant to this Section 2.4(a).

         (b) Company's Net Income for 2003-2004.

                  (i) If the Company's Applicable Net Income for the period from July 1, 2003 through June 30, 2004 (inclusive) (the "Second Calculation Period" and, together with the First Calculation Period, each a "Calculation Period"), is greater than or equal to $27,500,000, but no more than $33,000,000, Purchaser shall, promptly following the determination of the Applicable Net Income for such period, issue 2,685,382 shares of Purchaser Stock to Gilat Israel.

                  (ii) If the Company's Applicable Net Income for the Second Calculation Period, is greater than or equal to $33,000,000, Purchaser shall, promptly following the determination of the Applicable Net Income for such period, issue 5,370,765 shares of Purchaser Stock to Gilat Israel.

                  (iii) Anything contained in this Section 2.4(b) to the contrary notwithstanding, in the event that the Audited Statements with respect to the Second Calculation Period are not filed with the SEC or otherwise publicly announced or delivered to the holders of shares of Purchaser Stock on or before December 31, 2004, no shares of Purchaser Stock shall be issued by Purchaser to Gilat Israel pursuant to this Section 2.4(b).

         (c) Delivery of Additional Share Consideration. If Purchaser issues shares of Purchaser Stock to Gilat Israel pursuant to this Section 2.4 (the "Additional Share Consideration"), on the date of such issuance, Purchaser shall deliver to Gilat Israel the certificates representing the Additional Share Consideration, together with such other documents as Gilat Israel may reasonably request to evidence the transfer to Gilat Israel of good title in and to the Additional Share Consideration, free and clear of any Liens.

         (d) Assignment of Right to Additional Share Consideration. The Parties agree that Gilat Israel shall have the right to assign all or part of its right to the Additional Share Consideration under Section 2.4(a) and (b) hereof, as well as the delivery of the certificates representing the Additional Share Consideration under Section 2.4(c) hereof, to any of its Affiliates and/or StarBand.

         (e) Termination of Obligation to Issue Additional Share Consideration. Notwithstanding anything to the contrary set forth herein, the Parties agree that upon Purchaser's completion of a Qualified Sale, Purchaser shall have no further obligation to issue any Additional Share Consideration to Gilat Israel under this Section 2.4 after the date of such Qualified Sale.

         Section 2.5 The Special Distribution.

         (a) The Special Distribution.

                  (i) In connection with the Sale and the other transactions contemplated hereby, the Parties hereby agree to amend and restate Purchaser's Third Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit 2.5 (the "Fourth Amended and Restated Certificate of Incorporation"). The proposed amendments shall (i) repeal the prohibition on Purchaser stockholder action by written consent, (ii) grant Purchaser's stockholders holding at least majority of the outstanding shares of Purchaser Stock the right to call a special meeting of stockholders, and (iii) grant Purchaser's stockholders the right to receive a cash distribution from Purchaser pursuant to Section IV.B of the Fourth Amended and Restated Certificate of Incorporation (the "Special Distribution"). Subject to the approval of the proposed amendments by the holders of a majority of the shares of Purchaser Stock, the right to the Special Distribution will attach to all of the outstanding shares of Purchaser Stock, is represented by the same certificate that represents shares of Purchaser Stock, and will entitle each holder thereof to the Special Distribution, which shall be payable to Purchaser's stockholders in the manner described in Section IV.B of the Fourth Amended and Restated Certificate of Incorporation. Purchaser's obligation to pay the Special Distribution shall expire on the date on which the Second Distribution Amount (as defined in the Fourth Amended and Restated Certificate of Incorporation) is distributed to holders of shares of Purchaser Stock, or on such earlier date as prescribed in Section IV.B of the Fourth Amended and Restated Certificate of Incorporation and Section 2.5(a)(ii) hereof.

                  (ii) Notwithstanding anything to the contrary set forth herein, the Parties agree that upon completion of a Qualified Sale, Purchaser's obligation to pay the Special Distribution shall terminate and holders of shares of Purchaser Stock shall have no rights whatsoever in, to or under the First Distribution Amount, the Second Distribution Amount or the Maximum Distribution Amount. A "Qualified Sale" is the closing by Purchaser of (x) a firmly underwritten public offering of Purchaser Stock raising gross proceeds to Purchaser of at least $25 million, with a price for Purchaser Stock of at least $2.32 per share; it being understood by the Parties that neither Gilat Israel nor its Affiliates shall participate in the offering; or (y) the closing by Purchaser of the sale in a single transaction of the Purchaser Stock to a third party purchaser (other than Gilat Israel or one or more of its Affiliates) raising gross proceeds to Purchaser of at least $100 million (the "Gross Proceeds"), with (A) a price for the Purchaser Stock of at least $1.00 per share and (B) at least 60% of the Gross Proceeds being in the form of cash; provided, however, that, if any portion of the Gross Proceeds received by Purchaser in such sale are not in the form of cash (the "Non-Cash Consideration"), prior to the consummation of any such sale, (1) Purchaser shall have obtained an appraisal from an independent third party appraiser of national standing and (2) the Board of Directors of Purchaser shall have made a good faith determination that the value of the assets, property or other consideration constituting the Non-Cash Consideration has a value in excess of $1.00 per share of Purchaser Stock issued in connection therefor.

         (b) Guaranty. For the benefit of each current and future holder of shares of Purchaser Stock (other than Gilat Israel and its Affiliates), Gilat Israel hereby agrees that, in the event that Purchaser is unable to make the Special Distribution to its stockholders pursuant to Section IV.B of the Fourth Amended and Restated Certificate of Incorporation for any reason, including, without limitation, because it has insufficient funds, not later than three (3) Business Days prior to the First Payment Date or the Second Payment Date, as the case may be, Gilat Israel will make a cash capital contribution to Purchaser to the extent and in an amount necessary for Purchaser to satisfy its obligation to make the Special Distribution under Section IV.B of the Fourth Amended and Restated Certificate of Incorporation.

         (c) Waiver of Special Distribution and Restrictions on Transfers. For the benefit of each current and future holder of shares of Purchaser Stock (other than Gilat Israel and its Affiliates), Gilat Israel and Seller, on their own behalf, and on behalf of their Affiliates, hereby:

                  (i) irrevocably waive any and all claims or rights it has in, to or under the Special Distribution and, without limiting the foregoing, agree that they shall not be entitled to receive any portion of the First Distribution Amount, the Second Distribution Amount or the Maximum Distribution Amount;

                  (ii) agree that prior to the earlier of (x) June 30, 2004, (y) the date on which the Maximum Distribution Amount is actually paid to the holders of shares of Purchaser Stock under Section IV.B of the Fourth Amended and Restated Certificate of Incorporation, and (z) the date on which Purchaser completes a Qualified Sale (such earlier date referred to herein as the "Special Distribution Expiration Date"), they shall not sell, assign or otherwise transfer any shares of Purchaser Stock held by either of them to any Person, unless, in each case such transfer constitutes a private transaction (i.e., a transaction exempt from registration under the Securities Act) and (A) the proposed-transferee agrees to hold the transferred shares of Purchaser Stock in its own name and not in "street name" and executes and delivers to Purchaser a certificate of waiver (a "Certificate of Waiver") pursuant to which the proposed-transferee agrees to be bound by the waiver and the restrictions on the transfer of shares of Purchaser Stock set forth in this Section 2.5(c) in the same manner and to the same extent as Gilat Israel, Seller and their Affiliates;
(B) the certificates evidencing such shares of Purchaser Stock contain the legend required under Section 2.5(c)(iii) hereof; and (C) the transfer agent of the shares of Purchaser Stock shall be instructed (1) to maintain a register of all shares of Purchaser Stock held by Gilat Israel, Seller, their Affiliates and their permitted assignees and transferees; (2) not to pay any Special Distribution with respect to any shares of Purchaser Stock held by any of Gilat Israel, Seller, their Affiliates and their permitted assignees and transferees; and (3) not to register the transfer of any such shares of Purchaser Stock without first having obtained an opinion of counsel to the effect that the requirements of clause (A) above have been satisfied; and

                  (iii) agree and acknowledge that the certificates representing the Purchaser Stock held by Gilat Israel, Seller and their Affiliates (as well as any certificates transferred to any transferee in accordance with clause (ii) above), shall bear a legend indicating the waiver and restrictions on transfer of the shares of Purchaser Stock set forth in this Section 2.5(c).

         (d) Restrictions on New Issuances.

                  (i) For the benefit of each current and future holder of shares of Purchaser Stock (other than Gilat Israel and its Affiliates), the Parties agree that (and Gilat Israel and Seller shall take all steps reasonably necessary to assure that) until the date immediately following the Special Distribution Expiration Date, Purchaser will not:

                           (A) sell or issue any additional shares of Purchaser
Stock (other than (1) shares of Purchaser Stock issued upon the exercise of stock options for shares of Purchaser Stock that are outstanding as of the Closing Date and (2) shares of Purchaser Stock issuable pursuant to employee stock option plans or other stock based compensation plans; provided, however, that the number of shares of Purchaser Stock that Purchaser may issue under the foregoing clause (2) shall not exceed in the aggregate 1% of the issued and outstanding shares of Purchaser Stock as of the closing of the Offer on a Fully Diluted Basis.) The Parties agree that all shares of Purchaser Stock issued under clauses (1) and (2) of this paragraph (A) shall be entitled to the Special Distribution;

                           (B) sell, issue or grant any securities convertible
into or exercisable or exchangeable for shares of Purchaser Stock, in each case, except to the extent that any such securities are not convertible into or exercisable or exchangeable for shares of Purchaser Stock until the Special Distribution Expiration Date (the "Qualified Convertible Securities"); or

                           (C) enter into any agreement that by its terms
legally prohibits Purchaser from making the Special Distribution.

                  (ii) Notwithstanding anything to the contrary contained herein, the Parties agree that Purchaser shall not be precluded or restricted in any way from selling, issuing or granting, as the case may be: (i) shares of Purchaser Stock or securities convertible into or exercisable or exchangeable for shares of Purchaser Stock (other than Qualified Convertible Securities) if:
(A) such sale, issuance or grant constitutes a private transaction (i.e., a transaction exempt from registration under the Securities Act); (B) the proposed purchaser agrees to hold the shares of Purchaser Stock so sold, issued or granted in its own name and not in "street name;" (C) prior to such sale, issuance or grant, Purchaser receives a duly executed Certificate of Waiver from the Person who will receive such shares of Purchaser Stock or such convertible securities, as the case may be; (D) the certificates evidencing such shares contain the legend required under Section 2.5(c)(iii) hereof; and (E) the transfer agent of the shares of Purchaser Stock shall be instructed (1) to maintain a register of all shares issued by Purchaser in accordance with this
Section 2.5(d)(ii) and the permitted assignees and transferees of such shares of Purchaser Stock; (2) not to pay any Special Distribution with respect to any shares of Purchaser Stock so issued; and (3) not to register the transfer of any such shares without first having obtained an opinion of counsel to the effect that the requirements of clause

(C) of this Section 2.5(d)(ii) have been satisfied, or (ii) any class of capital stock of Purchaser other than Purchaser Stock or any securities convertible into or exercisable or exchangeable for shares of a class of capital stock of Purchaser other than Purchaser Stock.

                                  ARTICLE III.

                        THE OFFER AND OTHER TRANSACTIONS

         Section 3.1 Purchaser Tender Offer.

         (a) The Offer. As soon as practicable following the execution of this Agreement, Purchaser shall commence (within the meaning of Rule 14e-4(a)(4) promulgated under the Exchange Act) the Offer to purchase from its stockholders up to 6,315,789 shares of Purchaser Stock in exchange for such stockholder's pro rata share of the Offer Consideration; provided, however, that neither Gilat Israel nor any of its Affiliates shall tender its shares of Purchaser Stock in the Offer. For purposes of this Agreement, "Offer Consideration" shall mean the Cash Consideration and .0738 of an Ordinary Share for each share of Purchaser Stock validly tendered in, and not properly withdrawn from, the Offer; provided, however, that in no event shall such consideration exceed, in the aggregate, $10,000,000 (plus any amount of cash to be paid in lieu of fractional Ordinary Shares) and 466,105 Ordinary Shares. Gilat Israel shall deliver to Purchaser the Required Ordinary Shares upon Purchaser's exercise of the option granted to Purchaser pursuant to a second amended and restated option agreement between Purchaser and Gilat Israel, a form of which is attached hereto as Exhibit 3.1 (the "Option"). Purchaser and Gilat Israel shall enter into the Option prior to the Closing.

         Notwithstanding any other provisions of the Offer, if mutually agreed to by Gilat Israel and Purchaser, Purchaser: (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including, without limitation, Rule 14e-1(c) under the Exchange Act relating to Purchaser's obligation to pay for or return tendered shares of Purchaser Stock promptly after termination or withdrawal of the Offer), pay for any tendered shares; and (ii) may (x) delay the acceptance for payment of any tendered shares and (y) terminate or, subject to the terms of this Agreement, amend the Offer as to any shares not then paid for, if Gilat Israel and Purchaser mutually agree that circumstances make it inadvisable to proceed with the Offer. Purchaser may not otherwise change, modify, amend or terminate the Offer without the prior express consent of Gilat Israel, which consent shall not be unreasonably withheld.

         (b) Expiration and Consummation of the Offer. The Offer shall expire on the close of business on the Closing Date. Payment by Purchaser for all of the shares of Purchaser Stock accepted by Purchaser pursuant to the Offer shall be made immediately following the Closing; provided, however, that the Offer shall be terminated and Purchaser shall not accept for payment or, subject to any applicable rules and regulations of the federal securities laws, pay for any shares of Purchaser Stock tendered in the Offer if this Agreement is terminated or the Sale is not consummated for any reason.

         (c) Offer Documents. As soon as practicable following the execution of this Agreement, Purchaser shall prepare all necessary forms, reports, schedules, statements, and other documents (collectively, "SEC Documents") with respect to the Offer in accordance with applicable federal and state securities laws, including, without limitation, a tender offer statement on Schedule TO (the "Offer Documents"). Purchaser shall use all of its reasonable commercial efforts to file the Offer Documents with the Securities & Exchange Commission (the "SEC") and other necessary regulatory authorities as promptly as practicable following the date hereof; provided, however, that such Offer Documents shall be in form and substance reasonably satisfactory to Gilat Israel and its counsel. The Parties agree that to the extent necessary to consummate the Offer and required under applicable Law, Gilat Israel and Purchaser shall be identified as joint offerors in the Offer Documents filed with the SEC. Purchaser will take all steps reasonably necessary to cause the Offer Documents to be disseminated to its stockholders to the extent and in the manner required by applicable federal and state securities laws. If at any time prior to the consummation of the Offer any information relating to the Business, Gilat Israel, Seller or Purchaser, or any of their respective officers, directors, or Affiliates (including the officers and directors of such Affiliates), should be discovered by Gilat Israel, Seller or Purchaser which should be set forth in an amendment or supplement to the Offer Documents so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Purchaser.

         Section 3.2 Voting Agreement.

         Prior to the execution hereof, each of The Mortensen 2000 Family Resource Trust, The Mortensen Charitable Trust, CAVCO of North Florida, Inc., The Arnouse Charitable Trust, and Michael Arnouse (collectively, the "Principal Stockholders"), Gilat Israel and Gilat Holland has each executed a voting agreement substantially in the form attached hereto as Exhibit 3.2 (the "Voting Agreement"), pursuant to which the parties have agreed to vote or cause to be voted, at the Stockholder Meeting, all of the shares of Purchaser Stock held by each such party in favor of the Sale and the other transactions contemplated hereby (including any increase to Purchaser's authorized capital stock, as may be required to consummate the Sale); provided, however, that the Voting Agreement shall terminate immediately upon the termination of this Agreement.

         Section 3.3 Proxy Statement; Form F-4 and Stockholder Meeting.

         (a) Preparation and Filing of Proxy Statement and Gilat Registration Statement. As soon as practicable following the execution of this Agreement, Purchaser shall prepare and file with the SEC a proxy statement describing the Sale and the other transactions contemplated hereby (the "Proxy Statement"); provided, however, that such Proxy Statement must be in form and substance reasonably satisfactory to Seller and its counsel. At the same time, Gilat Israel shall prepare and file its registration statement on

Form F-4 (or such other appropriate form, the "Gilat Registration Statement") covering the Ordinary Shares to be issued in connection with the Offer upon exercise of the Option and shall use its commercially reasonable efforts to cause the Gilat Registration Statement to be declared effective by the SEC as promptly as practicable. Purchaser will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to Purchaser's stockholders as promptly as practicable after the Gilat Registration Statement is declared effective under the Securities Act, subject to SEC review. No filing of, or amendment or supplement to, shall be made to either the Proxy Statement or the Gilat Registration Statement by either Purchaser or Gilat Israel, as the case may be, without providing the other a reasonable opportunity to review and comment thereon, each of Purchaser and Gilat Israel will advise the other, promptly after it receives notice thereof, of the time when the Gilat Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement or the Gilat Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Closing Date any information relating to Gilat Israel, Seller or Purchaser, or any of their respective officers, directors, or Affiliates (including the officers and directors of such Affiliates), should be discovered by Gilat Israel, Seller or Purchaser which should be set forth in an amendment or supplement to the Proxy Statement or the Gilat Registration Statement, as the case may be, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Purchaser.

         (b) Stockholder Approval. As soon as practicable following the execution of this Agreement, Purchaser shall (i) take all actions reasonably necessary in accordance with the DGCL and Purchaser's Third Amended and Restated Certificate of Incorporation and Bylaws to convene and hold a meeting of its stockholders ("Stockholder Meeting") for the purpose of obtaining the approval of a majority of its stockholders (the "Stockholder Approval") of this Agreement, the Sale, and the other transactions contemplated hereby (including any increase to Purchaser's authorized capital stock, as may be required to consummate the Sale); and (ii) through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, and subject to the satisfaction of the conditions set forth herein, the Sale and the other transactions contemplated hereby (including any increase to Purchaser's authorized capital stock, as may be required to consummate the Sale). Notwithstanding anything to the contrary set forth herein, if the Gilat Registration Statement has not been declared effective by the SEC prior to the date of the Stockholder Meeting, Purchaser agrees to take such action, in accordance with the DGCL and Purchaser's Third Amended and Restated Certificate of Incorporation and Bylaws, to properly adjourn such Stockholder Meeting until such time as the Gilat Registration Statement has been declared effective by the SEC.

         Section 3.4 Financial Information of the Business.

         The Gilat Parties shall timely prepare, or shall cause to be timely prepared, as promptly as practicable, and cause to be delivered to Purchaser a balance sheet, income statement and such other financial statements for the Business to the extent and in the form and manner required by the applicable federal securities laws to be filed with the SEC or otherwise disclosed in the Proxy Statement, the Gilat Registration Statement or the Offer Documents, as the case may be, in order to consummate the Sale and the other transactions contemplated hereby.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

         In this Agreement, any reference to: (i) a "Company Material Adverse Effect" shall mean any event, change or effect that fundamentally and adversely affects the ability of the Company and its Subsidiaries, taken as a whole, to own the Assets and operate the Business or otherwise materially and adversely effects the financial condition of the Company or the Business as reflected on the pro forma consolidated statements included in the Proxy Statement that give effect to the Sale; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending on or after the date of this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which the Company participates, the U.S. economy as a whole, or foreign economies in any locations where Company or any of its Subsidiaries has material operations or sales; (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable Laws or the interpretation thereof; or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to actions required to be taken under applicable Laws (other than the adoption of Laws which prevent the Company from conducting the Business generally); (ii) "Purchaser Material Adverse Effect" shall mean any event, change or effect that is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities (including contingent liabilities), business, operations or results of operations of Purchaser and its subsidiaries, taken as a whole; and (iii) "Gilat Material Adverse Effect" shall mean any event, change or effect that is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities (including contingent liabilities), business, operations or results of operations of Gilat Israel and its subsidiaries, taken as a whole. Notwithstanding the foregoing, with respect to each of the Parties and after the date hereof, (i) changes or effects which are primarily and directly caused by the execution and delivery of this Agreement or the announcement of the transactions contemplated hereby and (ii) changes in the market price or trading volume of a Parties' publicly traded securities, shall not constitute a Company Material Adverse Effect, Purchaser Material Adverse Effect or Gilat Material Adverse Effect, as the case may be (it being understood that in any controversy concerning the applicability of this proviso, the Party claiming the benefit of this proviso shall have the burden of proof with respect to the elements of such proviso).

         In this Agreement, the words "aware," "knowledge" or similar words, expressions or phrases with respect to a Party means such Party's actual knowledge after reasonable inquiry of officers and directors of such Party and its subsidiaries reasonably believed to have knowledge of the relevant matters.

         Section 4.1 Representations and Warranties of the Gilat Parties.

         Gilat Israel and Seller, jointly and severally, represent and warrant to Purchaser that, except as set forth in the Disclosure Schedule delivered by Gilat Israel and Seller to Purchaser immediately prior to the execution and delivery of this Agreement (the "Disclosure Schedule"), the statements contained in Section 4.1 are true and correct. Reference to any Section in the Disclosure Schedule shall be deemed to be a reference to all other Sections in the Disclosure Schedule.

         (a) Organization; Standing and Authorization of the Gilat Parties. Each of Gilat Parties is an entity duly organized and validly existing and in good standing under laws of the jurisdiction of its incorporation. Seller is a direct wholly-owned subsidiary of Gilat To Home Latin America (Netherlands Antilles) N.V., which is a 97.5% controlled subsidiary of Gilat Holland. Gilat Holland is the direct, wholly-owned subsidiary of Gilat Israel. Each of the Gilat Parties has the full power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of the Gilat Parties has the power and authority to enter into this Agreement and to perform its obligations hereunder and all such action has been duly and validly authorized by all necessary corporate action and proceedings. This Agreement has been duly and validly authorized, executed and delivered by each of the Gilat Parties, and constitutes a valid and binding agreement of such each Gilat Party, enforceable against such Gilat Party in accordance with its terms.

         (b) Organization; Standing and Certain Actions of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands and will be a direct wholly-owned subsidiary of Seller. Unless stated otherwise in Section 4.1(h)(i)(2) of the Disclosure Schedule, on or prior to the Closing, the Company and its Subsidiaries, taken as a whole, shall own all of the Assets free and clear of any Liens and shall have, or have the benefit of, the full and complete rights, authority and power to operate and conduct the Business. Except for the Excluded Businesses, as of the Closing, the Company will conduct no business other than the Business.

         (c) Consents; Filings. No filing or registration with, no notification to, and no permit, authorization, consent or approval of, any Governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required to be obtained or made by any of the Gilat Parties or the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as will be obtained prior to the Closing Date and except (i) as required by (A) the Securities Act and the Exchange Act, (B) state securities or "blue sky" laws and (C) the National Association of Securities Dealers, Inc. ("NASD") or the Nasdaq National Market ("NASDAQ"), and (ii) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have a Company Material Adverse Effect, a Gilat Material Adverse Effect or an adverse affect upon the ability of the Gilat Parties to consummate the transactions contemplated hereby.

         (d) Effect of Agreements; Conflicts.

         The execution, delivery and performance by the Gilat Parties of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws, or similar organizational instruments of, the Gilat Parties or the Company, (ii) except to the extent waived or consented to prior to the Closing Date, violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Gilat Parties or the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or a material Contract or other material instrument or obligation to which (x) a Gilat Party is, or the Company as of the Closing will be, a party or (y) by which a Gilat Party is, or the Company as of the Closing will be, bound, or (z) to which a Gilat Party or the Company, or any of its properties or assets, may be subject, (iii) violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to a Gilat Party or the Company, or any of its properties or assets, or (iv) cause the suspension or revocation of any authorization, consent, approval or license obtained by or on behalf of a Gilat Party or the Company, which violations, conflicts, breaches, defaults, terminations, accelerations, liens, encumbrances, suspensions or revocations, or which consents, approvals or notices the failure to obtain or give, would, in the case of clauses (ii), (iii) and (iv), individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect.

         (e) Litigation and Compliance.

                  (i) Except as disclosed in SEC Documents filed by Gilat Israel or in Section 4.1(e) of the Disclosure Schedule, there are no actions, suits or proceedings of any kind pending against, or to the knowledge of the Gilat Parties, threatened against any of the Gilat Parties before any court, Governmental or regulatory agency, body, commission or any arbitrator that (A) questions or calls into question the validity of this Agreement, (B) involves or arises out of the Business or the Assets (except for such actions, suits or proceedings that would not be reasonably expected to result in material liability to either one or both of the Company or the Business), (C) may reasonably be expected to have a Company Material Adverse Effect, a Gilat Material Adverse Effect or an adverse effect upon the ability of the Gilat Parties to effect the transactions contemplated hereby, or (D) would reasonably be expected to result in material liability to either one or both of the Company or the Business after the Closing Date.

                  (ii) Each of the Gilat Business Entities is in substantial compliance with, and is not in default or violation in any respect under, any Law applicable to the Business or its respective business which noncompliance, default or violation would be reasonably expected to result in a Company Material Adverse Effect, and to the knowledge of the Gilat Parties, no such default or violation has been alleged.

         (f) Capitalization of the Company; Validity of Company Shares and Ordinary Shares.

                  (i) As of the Closing, the authorized capital stock of the Company will consist of 100,000,000 shares of common stock, par value EUR .01 (the "Company Common Stock") of which 60,000,000 shares will be issued and outstanding (the "Company Shares"). As of the Closing, Seller will be the sole record and beneficial owner of all of the Company Shares free and clear of any Liens.

                  (ii) As of the Closing, all of the Company Shares will be validly issued, fully paid, non-assessable and, with respect to this transaction, free of any preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws or similar organizational instruments of the Company or any agreement to which the Company will be a party or by which the Company will be bound. Upon the Closing, Purchaser shall acquire the Company Shares free and clear of all Liens.

                  (iii) As of the Closing, except as set forth in Section 4.1(f)(iii) of the Disclosure Schedule, the Company will not have any commitments to issue or sell any shares of its capital stock or any options, warrants or other rights to purchase or subscribe for, or securities or obligations convertible into, exchangeable for or measured by the market price or value of, or giving any Person any right to acquire from the Company, any shares of its capital stock, and no such options, warrants or other rights or securities or obligations will be outstanding. As of the Closing, the Company Shares will not be subject to, and the Company Shares will not be issued in violation of, any preemptive rights (with respect to this transaction only), shareholders agreements or rights of first refusal by or with the Company or Seller.

                  (iv) All of the Ordinary Shares to be issued upon exercise of the Option will be validly issued, fully paid, non-assessable and free of any preemptive rights or similar rights created by statute, the Articles of Association and Memorandum of Association or similar organizational instruments of Gilat Israel or any agreement to which Gilat Israel is a party or by which Gilat Israel is bound. Upon issuance of such Ordinary Shares to Purchaser's stockholders upon the consummation of the Offer, such stockholders will acquire the Ordinary Shares free and clear of all Liens.

         (g) Subsidiaries of the Company and the Gilat Business Entities.

                  (i) On or prior to the Closing, the Gilat Parties shall transfer, or cause to be transferred, to the Company, all ownership interests, except to the extent that a nominal shareholder or shareholders is or are required by applicable Law, in any entities formed by a Gilat Party exclusively to conduct the Business, as well as in Gilat To Home Brasil Holdings Ltda. (which owns 99% of the shares of GTH Brazil LTDA), GTH Peru S.A. and Gilat Colombia S.A. E.S.P., Such entities shall be on or prior to the Closing subsidiaries of the Company (or, in the case of GTH Brazil LTDA, a subsidiary of a subsidiary of the Company). The Gilat Parties shall deliver to Purchaser on the Closing a true and correct list of the names of such subsidiaries, including GTH Brazil LTDA (the "Subsidiaries") and their respective jurisdictions of organization. Except for the Subsidiaries, as of the Closing, the Company will not own any interest, direct or indirect, and will not have any commitment to purchase any interest, direct or indirect, in any other corporation, partnership, limited liability company, joint venture or other enterprise. Each of the Subsidiaries will be duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to own and operate its properties and to carry on its businesses as then conducted.

                  (ii) Section 4.1(g)(ii) of the Disclosure Schedule sets forth a true and complete list of all of the Gilat Business Entities (other than the Gilat Parties) and their respective jurisdictions of organization. Each such Gilat Business Entities is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to own and operate its properties and to carry on its businesses as now conducted.

         (h) Master Agreement; Assets and Liabilities of the Company; Entire Business.

                  (i) On or prior to the Closing Date, the Company shall:

                           (1) have entered into a Master Agreement with Gilat
Israel, substantially in the form attached hereto as Exhibit 4.1(h) (the "Master Agreement"), pursuant to which, among other things, the Company either directly or indirectly through the Subsidiaries, shall be granted the exclusive right to operate the Business in Latin America (subject to the limitations contained therein with respect to Chile) and the non-exclusive right to operate the Business in Mexico with respect to SOHO subscribers through a third-party channel under the terms contained therein;

                           (2) except to the extent stated otherwise on Section
4.1(h)(i)(2) of the Disclosure Schedule, have all right, title and interest in, to and under the assets of the Business, including the Business Contracts described in Section 4.1(l) hereof (the "Assets") and the material Assets set forth in Section 4.1(h)(i)(2) of the Disclosure Schedule (it is clarified, however, that not all Assets listed in Section 4.1(h)(i)(2) of the Disclosure Schedule are material Assets). For purposes of this Agreement and the Disclosure Schedule "material Assets" means those Assets and Business Contracts that individually have a value greater than $100,000; and

                           (3) have assumed all of the liabilities of the
Business (the "Liabilities") including the material Liabilities set forth on
Section 4.1(h)(i)(3) of the Disclosure Schedule. For purposes of this Agreement and the Disclosure Schedules, material Liabilities shall mean Liabilities that exceed $100,000 individually or $1 million in the aggregate (it is clarified, however, that not all Liabilities listed in Section 4.1(h)(i)(3) of the Disclosure Schedule are material Liabilities).

                  (ii) None of the Company, the Subsidiaries or the Business as of the Closing will be subject to or have any obligation with respect to any obligation or liability of any kind whatsoever, whether accrued, absolute, contingent, determined, determinable or otherwise, other than the material Liabilities listed on Section 4.1(h)(i)(3) of the Disclosure Schedule, except for (A) the Excluded Business Liabilities, for which the Company and/or the Subsidiary, as the case may be, will be reimbursed by Gilat Israel and/or one of its Affiliates (other than Purchaser, the Company or the Subsidiaries), pursuant to Section 6.9(c)(i) hereof, and (B) any other obligation or liability that has a value, individually of less than $100,000, but in any event not more than $1,000,000 in the aggregate.

                  (iii) The Assets, together with the commitments of the Gilat Parties under the Master Agreement, as of the Closing, will constitute all of the assets of the Company and the Subsidiaries, except for those assets related to the Excluded Businesses, which assets are subject to Section 6.9(c) hereof. Except as set forth on Section 4.1(h)(iii) of the Disclosure Schedule, the Assets, together with the commitments of the Gilat Parties under the Master Agreement, constitute all of the assets, of any kind or nature whatsoever, of any of the Gilat Business Entities or Subsidiaries used, or intended to be used, in the conduct of the Business.

                  (iv) Except as set forth on Section 4.1(h)(iv) of the Disclosure Schedule, (x) the Assets, together with the commitments of the Gilat Parties under the Master Agreement, constitute all of the assets reasonably necessary to, immediately following the Closing, operate the Business, including voice services related to the Business ("Voice Services"), as currently conducted, and (y) no portion of the Business is conducted by any Person other than the Gilat Business Entities, the Subsidiaries and Comunicacion y Telefonia Rural S.A., Servicios Rural S.A., Servicios Rurales de Telecomuncaciones S.A., CTR Holdings Ltd. and Rural Telecomunications Chile S.A., which conduct certain telephony services in Chile.

                  (v) As of the Closing Date, revenues generated from Voice Services will have as of the Closing Date a positive contribution to the net income of the Business. Also, as of the Closing Date, the value of the Assets shall exceed the value of the Liabilities as they would be reflected on a balance sheet of the Company, dated the Closing Date, and prepared in accordance with GAAP.

         (i) Title and Condition of Assets; Leases.

                  (i) The Gilat Business Entities and the Subsidiaries, taken as a whole, have, and the Company and the Subsidiaries, taken as a whole, as of the Closing Date, will have good title in all of the Assets and, with respect to the tangible Assets, marketable title, free and clear of material Liens, other than the material Liens set forth in Section 4.1(h)(i)(2) of the Disclosure Schedule described above.

                  (ii) The tangible Assets are in good working condition, order and repair, suitable for the purpose for which they are used, ordinary wear and tear excepted.

                  (iii) Except as otherwise set forth in Section 4.1(h)(i)(2) of the Disclosure Schedule, as of the Closing Date, all of the Assets will be owned by the Company or one of the Subsidiaries and none of the Gilat Business Entities will have any interest in such Assets after the Closing Date.

                  (iv) All of the real properties and assets purported to be leased by the Company and its Subsidiaries as of the Closing are subject to valid leases that are in full force and effect, and there does not exist, and the transactions contemplated hereby will not result in any default or event that with notice or the lapse of time, or both or otherwise, would constitute a default under any such leases. All required consents to transfer such leases, or to sub-lease the real properties and assets subject to such lease, to the Company or a Subsidiary, as the case may be, on or prior to the Closing will have been obtained.

         (j) Taxes. Except as set forth on Section 4.1(j) of the Disclosure Schedule, and with respect to the Subsidiaries to the best knowledge of the Gilat Parties:

                  (i) Seller and the Company and its Subsidiaries have filed or caused to be filed all material Tax Returns required to have been filed on or before the Closing Date, and all information set forth on such Tax Returns is true, accurate and complete in all material respects;

                  (ii) Seller and the Company and its Subsidiaries have paid or made adequate provision for all material Taxes due and payable by the Company and its Subsidiaries on or before the Closing Date;

                  (iii) There are no material unpaid Taxes payable by Seller or the Company, and its Subsidiaries or by any other Person that could result in any material liability to Purchaser;

                  (iv) There is no current or pending audit, examination, administrative or judicial proceeding, or deficiency or refund litigation with respect to any Taxes of or Tax Returns filed by Seller or the Company or its Subsidiaries, nor has any taxing authority filed or asserted in writing any claim for the assessment of any unpaid Tax against or with respect to Seller or the Company or its Subsidiaries;

                  (v) Seller and the Company or its Subsidiaries are in material compliance with all applicable Tax information reporting and Tax withholding requirements;

                  (vi) Seller and the Company and its Subsidiaries have collected or withheld all amounts required to be collected or withheld by them with respect to any Taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due; and

                  (vii) Seller's, the Company's, and the Company's Subsidiaries' financial statements fully and properly reflect, as of their respective dates, the material liabilities of Seller, the Company, and its Subsidiaries, respectively, for all Taxes.

         For purposes of this Section 4.1(j), the term "material" shall mean an amount of $100,000 or more.

         (k) Employee Benefits; ERISA.

                  (i) Seller has previously made available (or will make available to Purchaser prior to the Closing Date upon request by Purchaser) true and complete copies or accurate summaries of all Employee Plans. For purposes of this Agreement, "Employee Plans" means all tax-qualified pension, deferred compensation, stock option, stock purchase, and bonus or group insurance contracts and all other employee benefit plans, policies or programs maintained for the benefit of the Employees.

                  (ii) The Employee Plans, to the extent subject to ERISA, are in compliance with ERISA and other relevant employment related Laws, except to the extent any such noncompliance would not result in a material liability to the Company or the Business after the Closing Date. There are no unfunded obligations relating to periods prior to the Closing with respect to any Employee Plan. Each Employee Plan which is an "employee pension benefit plan" within the meeting of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39) and neither Gilat Israel nor Seller is aware of any circumstances likely to result in a revocation of any such favorable determination letter. There is no pending or threatened litigation relating to the Employee Plans that involves any Employee or that would result in a material liability to the Company after the Closing Date. None of the Gilat Parties or the Company or its Subsidiaries has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a Tax or Penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Employment Matters. Section 4.1(h)(ii)(3) of the Disclosure Schedule described above, sets forth a true and complete list of the number of employees that will be transferred to the Company on or prior to the Closing and their current positions with a Gilat Business Entity. There are currently no obligations to such employees other than salaries, customary benefits and the options described on Section 4.1(f)(iii) of the Disclosure Schedule. Each of the Gilat Parties is, and the Company and its Subsidiaries as of the Closing will be, in compliance in all material respects with all applicable Laws respecting employment, health and employment practices, terms and conditions of employment, wages, hours and occupational safety, and discrimination in employment and none of the Gilat Parties is, and the Company and its Subsidiaries as of the Closing will not be, engaged in any unfair labor practice, where the failure to be in compliance (individually or in the aggregate) could have a Company Material Adverse Effect or could reasonably be expected to result in the imposition upon the Company after the Closing Date of any material Penalty, liability, payment or obligation. There is no labor strike, slowdown or stoppage pending

(or, to the knowledge of the Gilat Parties, any labor strike or stoppage threatened) against or affecting the Business after the Closing Date. To the knowledge of the Gilat Parties, no petition for certification has been filed and is pending before the National Labor Relations Board or any similar international regulatory entity with respect to any Employees. None of the Employees are, nor will they be as of the Closing Date, represented by any labor union or covered by any collective bargaining agreement.

         (l) Business Contracts.

                  (i) Sections 4.1(h)(i)(2) and 4.1(h)(i)(3) of the Disclosure Schedule sets forth (x) all Business Contracts and (y) all of the Business Contracts which will be transferred to the Company or a Subsidiary on or prior to the Closing, in each case, except for those Business Contracts to which a Subsidiary is already bound or those Business Contracts having, individually, a total value of less than $100,000. Except as set forth on Section 4.1(h)(i)(2) and 4.1(h)(i)(3) of the Disclosure Schedule, neither the Business nor the Assets are subject to or bound by any Contract having a value greater than or equal to $100,000, which is a:

                           (1) lease of real property or personal property;

                           (2) license agreement;

                           (3) employment or non-competition agreement;

                           (4) agreement or other arrangement for the sale of
goods or services to any Government or Governmental authority;

                           (5) agreement with any distributor, dealer, sales
agent or representative;

                           (6) agreement with any manufacturer, supplier or
customer with respect to discounts or allowances or extended payment terms;

                           (7) joint venture or partnership agreement;

                           (8) agreement guaranteeing, indemnifying or creating
liability for the obligations or liabilities of another;

                           (9) agreement for the borrowing or lending of money;

                           (10) agreement with any bank, finance company or
similar organization which acquires accounts receivable or contracts for the sale or merchandise on credit;

                           (11) agreement granting to any Person a Lien on any
property or asset;

                           (12) agreement for the construction or modification
of any building or structure or for the incurrence of any other capital expenditure in excess of $50,000; or

                           (13) agreement which is material to the operation of
the Business.

                  (ii) Except as provided for in the Master Agreement and the master agreement between Gilat Israel and StarBand, neither the Business nor the Assets is subject to or bound by any contract which is an agreement which will restrict any one or more of Purchaser, the Company and the Subsidiaries from conducting the Business in any manner anywhere in the world after the Closing.

                  (iii) All Business Contracts are valid and in full force and effect and constitute the legal, valid and binding obligations of the relevant Gilat Business Entity or Subsidiary, as the case may be, and, to the knowledge of the Gilat Parties, of the other parties thereto. There are no existing defaults by the Gilat Business Entities or Subsidiary, as the case may be, to any such Business Contracts and, to the knowledge of the relevant Gilat Parties, of the other parties thereto and no event, act or omission has occurred that would result in a default thereunder.

                  (iv) On or prior to the Closing Date, the Gilat Parties shall, or shall cause the relevant the Gilat Business Entities to, assign and transfer all Business Contracts listed in Sections 4.1(h)(i)(2) and 4.1(h)(i)(3) of the Disclosure Schedule, to the Company or a Subsidiary, to the extent that any Subsidiary is not already a party thereto, effective as of the Closing Date, at which time such Business Contracts shall constitute legal, valid and binding obligations of the Company or a Subsidiary, as the case may be, enforceable in accordance with their respective terms. Except as otherwise set forth in Sections 4.1(h)(i)(2) and 4.1(h)(i)(3) of the Disclosure Schedule, any and all consents and novations necessary to transfer and assign the Business Contracts to the Company or a Subsidiary, as the case may be, shall have been obtained on or prior to the Closing.

         (m) Intellectual Property.

                  (i) The Gilat Business Entities own or have the right to use all Intellectual Property necessary for the conduct of the Business. None of the Intellectual Property infringes or violates the intellectual property rights of any third parties. The Gilat Business Entities have not received any written or verbal communication alleging that they have been or may be engaged in, liable for or contributing to any infringement, nor do any of the Gilat Business Entities have knowledge that any such communication will be forthcoming. There is, to the knowledge of the Gilat Business Entities, no unauthorized use, exercise, exploitation, disclosure, infringement or misappropriation of any of the Intellectual Property by any third party, including, without limitation, any employee or former employee of any of the Gilat Business Entities. The Intellectual Property is not subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the ownership or licensing thereof by Purchaser. On or prior to the Closing Date, pursuant to the Master Agreement or otherwise, the

Company or a Subsidiary, as the case may be, shall own or have the right to use all of the Intellectual Property necessary for the conduct of the Business.

                  (ii) All of the Licensed Intellectual Property is licensed pursuant to valid written agreements, enforceable in accordance with their terms.

                  (iii) For purposes of this Section 4.1(n):

                           (1) "Copyrights" shall mean, as used in the Business,
all registered and unregistered copyrights and applications for copyright registration in every country of the world;

                           (2) "Intellectual Property" shall mean Patents,
Trademarks, Copyrights and Know-How, including Licensed Intellectual Property;

                           (3) "Know-How" shall mean, as used in the Business,
technical information, trade secrets, inventions, processes, specifications, manuals, reports, documents, drawings, procedures, processes, devices, software and source code, software documentation, flow charts, recording media, research and development data, notebooks, marketing information, customer lists, database rights, other tangible embodiments of information and proprietary rights other than Copyrights, Patents and Trademarks, in every country of the world;

                           (4) "Licensed Intellectual Property" shall mean all
intellectual property owned by third parties and licensed to any Gilat Business Entity and used in the Business;

                           (5) "Patents" shall mean all utility and design
patents and patent applications (including any divisions, continuations, continuations-in-part, reexaminations, extensions, renewals or reissues thereof), design, design registrations, utility models used in the Business and any similar rights and applications therefor, in every country of the world; and

                           (6) "Trademarks" shall mean all registered and
unregistered trademarks, service marks, trade dress, trade names, fictitious business names, internet domain names, or other similar names used in the Business and applications for registration of any of the foregoing, in every country of the world.

         (n) Environmental Matters. Except as set forth in Section 4.1(o) of the Disclosure Schedule and except as would not result in a Company Material Adverse
Effect:

                  (i) Each of the Gilat Parties has, and the Company and its Subsidiaries as of the Closing will have, obtained all Environmental Permits and all licenses and other authorizations and made all registrations and given all notifications that are required to conduct the Business under any applicable Environmental Law.

                  (ii) To the knowledge of the Gilat Parties, there is no Environmental Claim pending against the Gilat Parties or the Company and its Subsidiaries under an

Environmental Law that would result in material liability to the Company after the Closing Date.

                  (iii) Each of the Gilat Parties is, and the Company and its Subsidiaries as of the Closing will be, in compliance with (A) all terms and conditions of their Environmental Permits and (B) all applicable Environmental Laws.

                  (iv) None of the Gilat Parties generate, treat, store, transport, discharge, dispose of or release any Hazardous Materials on or from any property now or previously owned, leased or used by the Gilat Parties or that will be owned, leased or used by the Company and its Subsidiaries after the Closing.

                  (v) For purposes of Section 4.1(o):

                           (1) "Environment" shall mean any surface water,
ground water, or drinking water supply, land surface or subsurface strata, or ambient air and includes, without limitation, any indoor location;

                           (2) "Environmental Claim" means any written notice or
written claim by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, Governmental costs, or harm, injuries or damages to any Person, property or natural resources, and any fines or penalties) arising out of, based upon, resulting from or relating to (A) the emission, discharge, disposal or other release or threatened release in or into the Environment of any Hazardous Materials or (B) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

                           (3) "Environmental Laws" means any federal, state,
and local laws, codes, and regulations as now or previously in effect relating to pollution, the protection of human health, the protection of the Environment or the emission, discharge, disposal or other release or threatened release of Hazardous Materials in or into the Environment;

                           (4) "Environmental Permit" shall mean a permit,
identification number, license or other written authorization required under any applicable Environmental Law; and

                           (5) "Hazardous Materials" shall mean all pollutants,
contaminants, or chemical, hazardous or toxic materials, substances, constituents or wastes, including, without limitation, asbestos or asbestos-containing materials, polychlorinated biphenyls and petroleum, oil, or petroleum or oil derivatives or constituents, including, without limitation, crude oil or any fraction thereof.

         (o) SEC Documents; Gilat Registration Statement; Filing Status.

                  (i) Gilat Israel has filed all SEC Documents required to be filed by it since January 1, 2000 with the SEC, each of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as otherwise publicly disclosed by Gilat by way of a press release or in a filing with the SEC, since the date of Gilat Israel's Annual Report on Form 20F for the year ended January 1, 2000, Gilat Israel has not had any Gilat Material Adverse Effect.

                  (ii) None of the information supplied or to be supplied by or on behalf of Gilat Israel expressly for inclusion or incorporation by reference in the definitive form of the Gilat Registration Statement to be filed with the SEC or mailed to Purchaser's stockholders will at the dates mailed to Purchasers' stockholders and filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Gilat Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder except that no representation is made by Gilat Israel with respect to information relating to or supplied by Purchaser or its Affiliates (excluding Gilat Israel and its officers and directors, but including the officers and directors of Purchaser and its other Affiliates).

                  (iii) Gilat Israel is a "foreign private issuer" as that term is defined in Rule 3b-4 under the Exchange Act.

         (p) No Broker. Except for Morgan Stanley Dean Witter & Co., whose fees will be paid solely by Seller, neither Gilat Israel nor Seller has employed or retained any broker, consultant or other intermediary in connection with the transactions contemplated hereby who would be entitled to a broker's, finder's or similar fee or commission in connection therewith.

         (q) Licenses. On or prior to the Closing, the Company will have, or have the benefit of, all licenses, approvals, authorizations, consents, franchises, orders or other permits of all Governmental or regulatory agencies, whether federal, state, local or foreign, and of any third parties (where applicable), necessary for the operation of the Business as currently conducted (collectively, the "Licenses"); provided, however, that in the event that any License cannot be transferred or otherwise assigned to the Company or one of its Subsidiaries on or prior to Closing (either as a result of prohibitions under applicable Law or under existing terms and conditions of any Business Contracts), the Gilat Parties shall take all actions reasonably necessary to ensure that, without any cost or expense to the Company, the Company has the benefit of such non-transferable License on or prior to the Closing to the extent necessary to operate the Business as currently conducted. All Licenses will be in full force and effect as of the Closing.

         Section 4.2 Representations and Warranties of Purchaser.

         Purchaser hereby represents and warrants to Seller and Gilat Israel as follows:

         (a) Organization and Authorization. Purchaser is a corporation duly incorporated, validly existing and in good standing under laws of the State of Delaware and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where it is required to be so qualified by the conduct of its business or the nature of its assets. Purchaser has the full power and authority to own and operate its properties and to carry on its business as now conducted. Purchaser has the power and authority to enter into this Agreement and to perform the obligations hereunder and all such action has been duly and validly authorized by all necessary corporate proceedings, subject to Sections 5.1(a) and (d) hereof. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

         (b) Consents; Filings. No filing or registration with, notification to and no permit, authorization, consent or approval of any Governmental entity is required by Purchaser or any of Purchaser's subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except as set forth in Schedule 4.2(b) hereto and except: (i) as required by (A) the Securities Act and the Exchange Act, (B) state securities or "blue sky" laws, and (C) the NASDAQ and (ii) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, materially impair Purchaser's ability to consummate the transactions contemplated hereby.

         (c) Litigation and Compliance.

                  (i) As of the date hereof, except as disclosed in Purchaser's SEC Documents, there are no actions, suits or proceedings of any kind pending against, or to Purchaser's knowledge, threatened against Purchaser or any of its Affiliates (excluding the Gilat Business Entities and their respective officers and directors, but including the officers and directors of Purchaser and its other Affiliates) before any court, Governmental or regulatory agency, body, commission or any arbitrator that (A) questions or calls into question the validity of this Agreement or (B) that may reasonably be expected to have a Purchaser Material Adverse Effect or an adverse effect upon the ability of Purchaser to effect the transactions contemplated hereby.

                  (ii) Each of Purchaser and its subsidiaries is in substantial compliance with, and is not in default or violation in any respect under, any Law applicable to its business which noncompliance, default or violation would be reasonably expected to have a Purchaser Material Adverse Effect, and to the knowledge of Purchaser, no such default or violation has been alleged.

         (d) Effect of Agreements; Conflicts. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) violate, conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws, (ii) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of Purchaser under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or a material Contract or other material instrument or obligation to which Purchaser is a party or by which Purchaser is bound or to which Purchaser, or any of its properties or assets, may be subject, (iii) violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Purchaser, or any of its respective properties or assets, or (iv) cause the suspension or revocation of any authorization, consent, approval or license obtained by or on behalf of Purchaser, which violations, conflicts, breaches, defaults, terminations, accelerations, liens, encumbrances, suspensions or revocations, or which consents, approvals or notices the failure to obtain or give, would, in the case of clauses (ii), (iii) and (iv), individually or in the aggregate, be reasonably expected to prevent, restrict or delay the consummation of the transactions contemplated hereby.

         (e) Purchaser Stock. All shares of Purchaser Stock that will be issued and delivered to Seller or Gilat Israel, as the case may be, pursuant to Sections 2.1 and 2.4 hereof will be duly authorized and, when delivered and paid for in accordance with the terms hereunder, will be validly issued, fully paid and non-assessable, and free of preemptive rights with no personal liability attaching to the ownership thereof and included for trading on the NASDAQ upon official notice of issuance.

         (f) Employee Agreements and Plans. Schedule 4.2(f) hereto sets forth a true and complete list of all of Purchaser's current bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation rights, group insurance, severance pay, retirement, golden parachute or other benefit plan, Contracts, or employment or consulting Contracts applicable to any of the directors and officers of Purchaser and any consultants retained by Purchaser, which Purchaser shall make available to Seller prior to the Closing upon request by Seller.

         (g) Capitalization of Purchaser. The authorized capital stock of Purchaser consists of 200,000,000 shares of Purchaser Stock and 5,000,000 shares of preferred stock, par value $.01 per share, of Purchaser. As of November 30, 2001, 63,802,563 shares of Purchaser Stock were issued and outstanding. All of such issued and outstanding shares of Purchaser Stock are validly issued, fully paid and non-assessable and free of preemptive rights. As of the date hereof, 2,767,529 shares of Purchaser Stock were reserved for issuance upon exercise of outstanding options, warrants, calls, claims, rights (including without limitation any stock appreciation or similar rights), convertible securities or other agreements or commitments to purchase or otherwise acquire shares of Purchaser's capital stock. Except as set forth above and as otherwise contemplated by this Agreement, there are not now, and as of the Closing Date there will not be, any shares of capital stock of Purchaser issued or outstanding or any subscriptions, options, warrants, calls, claims, rights (including without limitation any stock appreciation or similar rights), convertible securities or other agreements or commitments of any character obligating Purchaser to issue, transfer or sell any of its securities. Except as disclosed in Schedule 4.2(g) hereto, none of Purchaser and its subsidiaries is party to any

Contract or other obligation relating to or providing for registration rights with respect to its capital stock.

         (h) SEC Documents; Proxy Statement and Offer Documents; and Stockholder Meeting.

                  (i) Purchaser has filed all SEC Documents required to be filed by it since January 1, 2000 with the SEC, each of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (ii) None of the information supplied or to be supplied by or on behalf of Purchaser expressly for inclusion or incorporation by reference in the definitive form of (A) the Proxy Statement, or in the related proxy and notice of meeting or other soliciting materials used in connection therewith, or
(B) any of the Offer Documents to be filed with the SEC or mailed to Purchaser's stockholders will at the dates mailed to Purchasers' stockholders and filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and Offer Documents will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder except that no representation is made by Purchaser with respect to information relating to or supplied by Gilat Israel or its Affiliates (excluding Purchaser and its officers and directors, but including the officers and directors of Gilat Israel and its other Affiliates).

                  (iii) In accordance with applicable federal securities laws, the DGCL and Purchaser's Certificate of Incorporation and Bylaws, the Stockholder Meeting shall be duly called and held and proper notice thereof shall be provided to Purchaser's stockholders.

         (i) No Restrictions on Payment of Dividends. Except as contemplated by this Agreement, as of the date hereof, Purchaser is not, and as of the Closing Date Purchaser will not be, subject to any Contract or other obligation with any Person that in any way prevents, prohibits, or otherwise restricts or conditions Purchaser's ability to make or pay the First Distribution Amount, Second Distribution Amount or the Maximum Distribution Amount, as the case may be, under Section IV.B of the Fourth Amended and Restated Certificate of Incorporation.

         (j) Disclosure. All of the facts and circumstances not required to be disclosed as exceptions under or to any of the foregoing representations and warranties made by Purchaser by reason of any minimum disclosure requirement in any such representation and warranty would not, in the aggregate, have a Purchaser Material Adverse Effect.

         (k) Opinion of Purchaser's Financial Advisor. The special committee of the Board of Directors of Purchaser (the "Special Committee"), comprised of independent directors and established to evaluate the fairness of the transactions contemplated by the First Amended Agreement to Purchaser's stockholders, has received an opinion from CIBC World Markets Corp., dated on or prior to the date of the First Amended Agreement, to the effect that, as of such date, (i) the consideration to be paid in the Sale is fair, from a financial point of view, to Purchaser and (ii) the "Offer Consideration," as such term is defined in the First Amended Agreement, to be received by the holders of Purchaser Stock in the Offer is fair, from a financial point of view, to such holders, other than Gilat Israel and its Affiliates.

         (l) No Broker. Except for CIBC World Markets Corp., whose fees will be paid solely by Purchaser, neither Purchaser nor any of its subsidiaries has employed or retained any broker, consultant or other intermediary in connection with the transactions contemplated hereby who would be entitled to a broker's, finder's or similar fee or commission in connection therewith.

                                   ARTICLE V.

                              CONDITIONS TO CLOSING

         Section 5.1 Conditions to Each Party's Obligation to Effect the Sale.

         The respective obligation of each Party to effect the Sale and the other transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

         (b) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the transactions contemplated hereby.

         (c) Governmental Action. No action or proceeding shall be instituted by any Governmental authority seeking to prevent consummation of the transactions contemplated hereby or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

         (d) Board Approval. A majority of the Board of Directors of Purchaser, upon recommendation of the Special Committee, shall have approved the Sale and the other transactions contemplated hereby.

         (e) Gilat Registration Statement. The Gilat Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the Sale or the other transactions contemplated hereby.

         (f) Third Party Consents. The Parties shall have received all necessary third party and Governmental consents and such consents shall be in full force and effect as of the Closing Date.

         (g) Amended and Restated Certificate. The Parties shall have received confirmation that the Fourth Amended and Restated Certificate of Incorporation has been filed with the Secretary of State of the State of Delaware (provided that such filing take place contemporaneously with the Closing).

         Section 5.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Sale is subject to the satisfaction of the following express conditions, each of which may be waived (in whole or in part) in writing by Purchaser.

         (a) Opinion of Gilat Parties' Counsel. As may be reasonably requested by Purchaser, special Netherlands counsel, Israeli counsel and/or a special U.S. counsel to the Gilat Parties, as the case may be, shall deliver to Purchaser an opinion dated as of the Closing Date in form and substance customary for the type of transactions contemplated hereby.

         (b) Representations and Warranties. The representations and warranties of Gilat Israel and Seller contained herein and in all agreements, documents and instruments executed and delivered pursuant hereto shall be true and correct in all material respects (except that any specific representations or warranties that are qualified as to materiality must be true as written) on and as of the Closing Date as if made on and as of the Closing Date, except for changes contemplated by this Agreement (except that any such representations or warranties made as of a specific date shall have been true on and as of such date), and Purchaser shall have received certificates, dated as of the Closing Date, signed by an executive officer of each of Gilat Israel and Seller, to the foregoing effect. Those representations and warranties of the Gilat Parties contained herein that are to be true and correct as of the Closing Date, shall be true and correct in all material respects on and as of the Closing Date. The Company shall have been formed and the Assets to be transferred and assigned to the Company shall have been transferred by the relevant Gilat Business Entity on or prior to the Closing Date as contemplated hereby.

         (c) Compliance with This Agreement. Gilat Israel and Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions contained herein which are required to be performed or complied with by Gilat Israel or Seller, as the case may be, before or at the Closing (except that any specific agreement or covenant that is qualified as to materiality must have been performed as written), and Purchaser shall have received certificates, dated as of the Closing Date, signed by an executive officer of Gilat Israel and Seller, to the foregoing effect.

         (d) Master Agreement. The Company shall have entered into the Master Agreement which shall be in full force and effect on the Closing Date.

         (e) Voting Agreement and Option. Gilat Israel shall, and shall have caused Gilat Holland to, have executed and delivered the Voting Agreement to Purchaser. In addition, Gilat Israel shall have executed and delivered the Option to Purchaser.

         (f) Proceedings and Other Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents incidental thereto shall be reasonably satisfactory in form, scope and substance to Purchaser and its counsel, and Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as Purchaser or their counsel may reasonably request.

         Section 5.3 Conditions to Obligations of Gilat Israel and Seller.

         The obligation of Gilat Israel and Seller to consummate the Sale is subject to the satisfaction of the following express conditions, each of which may be waived (in whole or in part) in writing by Gilat Israel and Seller.

         (a) Opinion of Purchaser's Counsel. As may be reasonably requested by the Gilat Parties, Piper Marbury Rudnick & Wolfe LLP, counsel for Purchaser, shall deliver to the Gilat Parties an opinion dated as of the Closing Date in form and substance customary for the type of transactions contemplated hereby.

         (b) Representations and Warranties. The representations and warranties of Purchaser contained herein and in all agreements, documents and instruments executed and delivered pursuant hereto shall be true and correct in all material respects (except that any specific representations or warranties that are qualified as to materiality must be true as written) on and as of the Closing Date as if made on and as of the Closing Date, except for changes contemplated by this Agreement (except that any such representations or warranties made as of a specific date shall have been true on and as of such date), and Gilat Israel and Seller shall have received certificates, dated as of the Closing Date, signed by an executive officer of Purchaser, to the foregoing effect. Those representations and warranties of Purchaser contained herein that are to be true and correct as of the Closing Date, shall be true and correct in all material respects on and as of the Closing Date.

         (c) Compliance with This Agreement. Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions contained herein which are required to be performed or complied with by Purchaser before or at the Closing (except that any specific agreement or covenant that is qualified as to materiality must have been performed as written), and each of Gilat Israel and Seller shall have received a certificate, dated the Closing Date, signed by an executive officer of Purchaser, to the foregoing effect.

         (d) Voting Agreement and Option. Each of the Principal Stockholders shall have executed and delivered the Voting Agreement to Purchaser. Purchaser shall have executed and delivered the Option to Gilat Israel.

         (e) Directors and Officers Resignations. Purchaser shall have delivered to Seller all of the D&O Resignations, as contemplated in Section 6.1 hereof.

         (f) Gilat Israel's Nominees for Directors. At the Stockholder Meeting, Gilat Israel's nominees for members of Purchaser's Board of Directors shall have been elected to take office effective as of the Closing.

         (g) Proceedings and Other Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents incidental thereto shall be reasonably satisfactory in form, scope and substance to Seller and its counsel, and Seller and its counsel shall have received all such counterpart originals or certified or other copies of such documents as Seller or its counsel may reasonably request.

                                   ARTICLE VI.

                       ADDITIONAL COVENANTS AND AGREEMENTS

         Section 6.1 Directors and Officers.

         Prior to or simultaneously with the execution of this Agreement, Purchaser shall have delivered to Seller the written resignations of all of Purchaser's directors and the chief executive officer, to be effective as of the Closing Date, which resignations shall be irrevocable except in the event that this Agreement is terminated (collectively, the "D&O Resignations").

         Section 6.2 Additional Agreements; Cooperation.

         (a) Subject to the terms and conditions herein provided, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, and to cooperate with each other in connection with the foregoing, including using its reasonable best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings, including, but not limited to, filings under the Securities Act and Exchange Act and submissions of information requested by Governmental authorities, (vi) provide all necessary information for the Proxy Statement, the Offer Documents and the Gilat Registration

Statement, and (vii) to fulfill all conditions to this Agreement. Without limiting the generality of the foregoing, the Gilat Parties shall use their respective best effort to take, or cause to be taken, all action reasonably necessary to cause the Company to be formed and to transfer and assign all of the Assets to the Company as contemplated hereby.

         (b) Each of the Parties agrees to furnish to the other Party hereto such necessary information and reasonable assistance as such other Party may request in connection with its preparation of necessary filings or submissions to any regulatory or Governmental agency or authority, including, without limitation, any filings necessary under the provisions of the Securities Act, the Exchange Act and any other applicable federal or state statute or required by NASDAQ.

         Section 6.3 Publicity.

         The Parties shall consult with each other in issuing any press release and other public statements with respect to any of the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and agreement of all Parties as to their content and timing, except as may be required by applicable Law.

         Section 6.4 Notification of Certain Matters.

         Each of the Parties shall promptly notify the other Parties of (i) its obtaining of actual knowledge as to the matters set forth in clauses (x) and (y) below, or (ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the date the Sale is consummated, or (y) any material failure of the Gilat Parties or Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the Parties or the conditions to the obligations of the Parties hereunder.

         Section 6.5 Access to Information.

         (a) From the date of this Agreement until the consummation of the Sale, the Gilat Parties will, and will cause the Company and the other Gilat Business Entities to, give Purchaser and its authorized agents and representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books, records, documents, contracts, and financial statements relevant to the conduct of the Business, and will permit Purchaser to make such inspections as it may reasonably require and will cause the executive officers of each of the Gilat Business Entities to furnish Purchaser with such financial and operating data and other information with respect to the Business as Purchaser may from time to time reasonably request.

         (b) Purchaser agrees that information received by it concerning the operations of the Business shall be considered confidential and Purchaser will not, and will cause its agents and representatives not to, use any information obtained pursuant to Section 6.5(a) for any purpose unrelated to the consummation of the transactions contemplated hereby. Subject to the requirements of Law, Purchaser will keep confidential, and will cause its agents and representatives to keep confidential, all information and documents obtained pursuant to Section 6.5(a) unless such information (i) was already known to Purchaser, (ii) becomes available to Purchaser from other sources not known by Purchaser to be bound by a confidentiality obligation, (iii) is disclosed with prior written approval of Seller or Gilat Israel, or (iv) is or becomes readily ascertainable from published information. In the event that this Agreement is terminated or the transactions contemplated hereby shall otherwise fail to be consummated, Purchaser shall promptly cause all copies of documents or extracts thereof containing information and data as to the Company to be returned. In the event that this Agreement has been terminated or the transactions contemplated hereby shall have failed to be consummated and Purchaser or any of its agents or representatives are requested or required (by oral questions, interrogatories, requests for information, or documents in legal proceedings, subpoena, civil investigative demand, or other similar process) to disclose any of the materials delivered or obtained pursuant to this Agreement (the "Business Documentation"), Purchaser shall provide Seller with prompt written notice of any such request or requirement so that the Gilat Parties or the other Gilat Business Entities, as the case may be, may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, Purchaser or any of its agents or representatives are compelled to disclose any of such Business Documentation to any tribunal or else stand liable for contempt or suffer other censure or penalty, Purchaser or its agents or representatives, as the case may be, may, without liability hereunder, disclose to such tribunal only that portion of the Business Documentation which counsel for the Gilat Parties advises is legally required to be disclosed; provided, that Purchaser shall exercise commercially reasonable efforts to preserve the confidentiality of the Business Documentation, including, without limitation, by cooperating with the Gilat Parties and the other Gilat Business Entities, as the case may be, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Business Documentation by such tribunal.

         Section 6.6 Non-Solicitation.

         (a) Neither Purchaser nor any of its Affiliates (excluding Gilat Israel and its officers and directors, but including the officers and directors of Purchaser and its other Affiliates) will, directly or indirectly, through any directors, officers, employees, agents, representatives or otherwise, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Purchaser or its subsidiaries or the acquisition of all or any significant assets or capital stock of or by Purchaser and its subsidiaries (a "Transaction Proposal") or negotiate, explore or otherwise engage in discussions with any Person (other than Gilat Israel or Seller and its representatives) with respect to any Transaction Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby.

         (b) Notwithstanding the provisions of Section 6.6(a) hereof, in the event that prior to the consummation of the Sale, the Board of Directors of Purchaser determines in good faith, after consultation with outside counsel, that it is necessary to respond to an Unsolicited Superior Proposal (as defined below) in order to comply with its fiduciary duties to Purchaser's stockholders under applicable Law, the Board of Directors of Purchaser may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Sale, this Agreement and the other transactions contemplated hereby, or (y) approve or recommend an Unsolicited Superior Proposal or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Purchaser to enter into any agreement with respect to any Unsolicited Superior Proposal), but in each of the cases set forth in this clause (y), no action shall be taken by Purchaser pursuant to clause (y) until a time that is after the fifth (5th) business day following Seller's receipt of written notice advising Seller that the Board of Directors of Purchaser has received an Unsolicited Superior Proposal, specifying the material terms and conditions of such Unsolicited Superior Proposal and identifying the Person making such Unsolicited Superior Proposal, to the extent such identification of the Person making such proposal does not breach the fiduciary duties of the Board of Directors as advised by outside legal counsel and; provided, that if the Board of Directors takes any action pursuant to the foregoing clauses (x) and (y), Purchaser shall within two (2) business days of such action, pay Seller an amount equal to 3% of the consideration payable by Purchaser under Section 2.1 hereof and reimburse Gilat Israel, Seller and the Company for any of their out of pocket expenses (including without limitation fees and expenses of outside professionals) by wire transfer of immediately available funds to an account specified by Seller. For purposes of this Agreement, an "Unsolicited Superior Proposal" means any bona fide, unsolicited, written proposal made by a third party to enter into an agreement with respect to a Transaction Proposal on terms that the Board of Directors of Purchaser determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable to Purchaser's stockholders (including Gilat Israel, but solely in its capacity as a stockholder) than the Sale and the other transactions contemplated hereby.

         (c) In addition to the obligations of Purchaser set forth in paragraphs
(a) and (b) of this Section 6.6, Purchaser shall immediately advise Seller orally and in writing of any request for information or of any Transaction Proposal, the material terms and conditions of such request or Transaction Proposal, and to the extent such disclosure is not a breach of the fiduciary duties of the Board of Directors as advised by outside legal counsel, the identity of the Person making such request or Transaction Proposal.

         (d) Nothing contained in this Section 6.6 shall prohibit Purchaser from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or from making any disclosure to Purchaser's stockholders if, in the good faith judgment of the Board of Directors of Purchaser, after consultation with outside counsel, failure to disclose would be inconsistent with its fiduciary duties to Purchaser's stockholders under applicable law; provided, however, that neither Purchaser nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.6, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Sale and the other transactions contemplated hereby or approve or recommend, or propose publicly to approve or recommend, an Transaction Proposal.

         Section 6.7 Fees and Expenses.

         Whether or not the Sale is consummated, the Parties shall each bear their respective expenses incurred in connection with the Sale and other transactions contemplated hereby, including, without limitation, the preparation, execution and performance of this Agreement, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

         Section 6.8 Insurance.

         Gilat Israel shall cause to be maintained in effect for not less than three years from the Closing Date the current policies of the directors' and officers' liability insurance maintained by Purchaser (provided that Gilat Israel may substitute therefor policies of at least the same coverage that cover Purchaser's current directors and officers which contain terms and conditions that are no less advantageous) with respect to matters occurring on or prior to the Closing Date; provided, that in no event shall Gilat Israel be required to expend annually more than 200% of the amount Purchaser spent for these purposes in the last fiscal year to maintain or procure insurance coverage. Gilat Israel shall cause Purchaser to indemnify the directors of Purchaser to the fullest extent permitted under the DGCL, including without limitation reimbursement for reasonable and documented attorneys' fees.

         Section 6.9 Conduct of the Parties after the Closing Date.

         (a) Gilat Israel and Seller each agree to use their respective commercially reasonable efforts to ensure that following the Closing Date, (i) Purchaser remains a public company, with shares of its common stock listed for trading on the NASDAQ -National Market (or, if such listing becomes reasonably impracticable, listed or quoted on the American Stock Exchange, the NASDAQ - Small Cap or on the bulletin board (in that order or priority)) and (ii) Purchaser and its subsidiaries operates and conducts its business, and uses its current cash and cash equivalent holdings in a manner consistent with the operation of the Business, including the Voice Services, as currently conducted, for a period of one year following the Closing Date and thereafter as otherwise approved by Purchaser's Board of Directors including a majority of Purchaser's independent directors as being in the best interest of Purchaser's shareholders. Notwithstanding the foregoing, the Parties acknowledge that (x) Purchaser received a delisting notice from NASDAQ on June 27, 2001, (y) on June 29, 2001, 2001, Purchaser sent notice to NASDAQ requesting a hearing with a Nasdaq Listing Qualification Panel with respect to the delisting by NASDAQ of shares of Purchaser Stock, and (z) Purchaser's eligibility to remain listed for trading on the NASDAQ National Market is subject to the outcome of the qualification hearing that was held on August 9, 2001 between the Nasdaq Hearing Panel and Purchaser.

         (b) Gilat Israel and Seller shall:

                  (i) for the longer of (x) a period of one year following the Closing Date or (y) the Special Distribution Expiration Date, not permit Purchaser to pay or declare any dividends or make any other distributions (other than the Special Distribution);

                  (ii) for a period two years following the Closing Date (and without limiting any obligation under applicable Law), not permit Purchaser or any of its subsidiaries to enter into any material transaction with Gilat Israel or any of its Affiliates on terms which are materially less favorable to Purchaser and its subsidiaries as could be obtained by Purchaser and/or its subsidiaries from an unaffiliated third party in an arms-length transaction, except as may be reasonably necessary for the Parties to fulfil their obligations in Section 6.9(c) hereof (provided that in no event shall the Purchaser or any of its subsidiaries incur any cost or expense with respect thereto); and

                  (iii) for the longer of (x) a period of three years following the Closing Date or (y) the Special Distribution Expiration Date, except as otherwise provided in the Master Agreement or, with no cost or expense to the Purchaser and/or its subsidiaries, as may be reasonably necessary for the Parties to fulfill their obligations in Section 6.9(c) hereof, not charge Purchaser or any of its subsidiaries for any administrative services (such as legal, financial and accounting services) other than at Gilat Israel's actual cost therefor.

                  (iv) during the term of the Master Agreement (including, without limitation, any automatic renewals thereof), it shall not agree to any amendment, modification or other change to the Master Agreement which is detrimental to the business interests of any one or more of the Company, Purchaser or the Business in any material respect.

         (c) Subject to the terms and provisions hereof, to the extent that any Subsidiaries transferred to the Company hereunder conducts any Excluded
Businesses:

                  (i) Following the Closing, Gilat Israel and/or its Affiliates and Purchaser will take such action, and cause the Company and the Subsidiaries to take such action, as shall be reasonably necessary in order to permit Gilat Israel to obtain and/or retain, as the case may be, directly or through any of its Affiliates as it shall designate, the full value and benefits of the Excluded Businesses, including, without limitation, by causing the assets related to such Excluded Businesses (to the extent they do not constitute Assets) to be transferred out of any such Subsidiary; provided, however, in no event shall (x) any such action be taken that will result in a Purchaser Material Adverse Effect or a Company Material Adverse Effect, it being understood by the Parties that for purposes of this clause 6.9(c)(i)(x), that a "Company Material Adverse Effect" shall not include any event, change or adverse effect to a Subsidiary to the extent such Subsidiary conducts or otherwise operates any part of the Excluded Businesses, or (y) any one or more of the Purchaser, the Company, any Subsidiary or the Business be required to incur or pay any costs or expense with respect to any such action except to the extent any costs or expenses associated therewith are paid or reimbursed by Gilat Israel or one of its Affiliates (other than the Company, the Purchaser or any of the Subsidiaries).

                  (ii) None of the Purchaser, the Company, any Subsidiary or the Business will be required to assume, pay or discharge any liability or obligation related to or associated with the Excluded Businesses (an "Excluded Business Liability") except to the extent any costs or expenses associated therewith are paid or reimbursed by Gilat Israel or one of its Affiliates (other than the Company, the Purchaser or any of the Subsidiaries).

         Section 6.10 Maintenance of Transfer Agent.

         For the benefit of each current and future holder of shares of Purchaser Stock (other than Gilat Israel and its Affiliates), until the Special Distribution Expiration Date, Purchaser shall maintain, and Gilat Israel and Seller shall cause Purchaser to maintain: (i) an independent transfer agent of shares of Purchaser Stock and (ii) cause such transfer agent to only register and record the transfer of shares of Purchaser Stock in accordance with the provisions of Section 2.5(c) hereof.

                                  ARTICLE VII.

            CONDUCT OF BUSINESS AND OF PURCHASER PRIOR TO THE CLOSING

         Section 7.1 Conduct of Business Pending the Sale.

         (a) Except as otherwise contemplated hereby, prior to Closing, except with the prior consent of Purchaser (which consent shall not be unreasonably withheld), Gilat Israel and Seller shall, and shall cause each of the Gilat Business Entities to:

                  (i) conduct their respective operations with respect to the Business in the ordinary course, including complying in all material respects with all applicable Laws relating to the Business, and maintaining the books and records of the Business in accordance with applicable Law and past practices;

                  (ii) maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it with respect to the operation of the Business and take no action which would materially adversely affect the ability of the Parties to consummate the transactions contemplated hereby;

                  (iii) use commercially reasonable efforts to preserve the Business; and

                  (iv) conduct their respective operations in a manner which will not result in a Gilat Material Adverse Effect.

         (b) Without limiting the generality of the foregoing, except as otherwise contemplated hereby, prior to Closing, except with the prior consent of Purchaser (which consent shall not be unreasonably withheld), in connection with the operation of the Business, Gilat Israel and Seller shall not nor will it permit any of the Gilat Business Entities to:

                  (i) create, incur, assume, maintain or permit to exist any debt for borrowed money that materially affects the operation of the Business or the Assets other than under lines of credit in the ordinary course of business consistent with past practices;

                  (ii) (1) increase in any manner the compensation of any Employee except in the ordinary course of business consistent with past practice; (2) with respect to the Employees, pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such Employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (3) grant any severance or termination pay to, or enter into any employment or severance agreement with any Employee except consistent with commercially acceptable standards; or (4) except as may be required to comply with applicable Law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any Employee or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause
(4) shall not prohibit the Gilat Parties or the Gilat Business Entities from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

                  (iii) except as otherwise expressly contemplated hereby, enter into any other Business Contracts, except for (1) Business Contracts for the purchase, sale or lease of goods or services involving payments or receipts by the Gilat Parties or the Gilat Business Entities not in excess of $100,000, or
(ii) leases for rental space in an amount not to exceed $100,000 for any lease;

                  (iv) except as otherwise expressly contemplated hereby, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of Assets, or any entry into a material Business Contract or any amendment or modification of any material Business Contract or any release or relinquishment of any material Business Contract rights; or

                  (v) authorize or commit to make capital expenditures with respect to and in connection with the operation of the Business in excess of $100,000.

         Section 7.2 Conduct of Business of Purchaser Pending the Sale.

         (a) Except as otherwise contemplated hereby (including, without limitation, the acknowledgement set forth in Section 7.2(b) hereof), prior to Closing, except with the prior consent of Gilat Israel (which consent shall not be unreasonably withheld), each of Purchaser and its subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and take no action which would materially adversely affect the ability of the Parties to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Purchaser will not nor will it permit any of its subsidiaries to, without the prior written consent of Gilat Israel (which consent shall not be unreasonably withheld):

                  (i) amend its Certificate of Incorporation or Bylaws or other organizational instruments;

                  (ii) except as otherwise expressly contemplated hereby, authorize for issuance, issue, sell, deliver, grant any options or warrants for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into, shares of any class of its capital stock, except pursuant to and in accordance with the terms of currently outstanding options or warrants;

                  (iii) except as otherwise expressly contemplated hereby, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries;

                  (iv) (1) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except for its wholly owned subsidiaries, in the ordinary course of business and consistent with past practices; or (3) make any loans, advances or capital contributions to, or investments in, any other Person in an aggregate amount exceeding $100,000;

                  (v) (1) increase in any manner the compensation of any employee, director or officer except in the ordinary course of business consistent with past practice; (2) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (3) grant any severance or termination pay to, or enter into any employment or severance agreement with any employee, officer or director except consistent with commercially acceptable standards; or (4) except as may be required to comply with applicable Law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any Person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (4) shall not prohibit Purchaser from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

                  (vi) except as otherwise expressly contemplated hereby, enter into any other agreements, commitments or contracts, except for (i) agreements, commitments or contracts for the purchase, sale or lease of goods or services involving payments or receipts by Purchaser or its subsidiaries not in excess of $100,000, or (ii) leases for rental space in an amount not to exceed $100,000 for any lease;

                  (vii) except as otherwise expressly contemplated hereby, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material Contract or any amendment or modification of any material Contract or any release or relinquishment of any material Contract rights;

                  (viii) authorize or commit to make capital expenditures in excess of $100,000;

                  (ix) make any change in the accounting methods or accounting practices followed by Purchaser;

                  (x) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $200,000 without the consent of Seller; or

                  (xi) agree to do any of the foregoing.

         (b) Discontinuation of School Business. Notwithstanding the provisions of Section 7.2(a), each of the Gilat Parties hereby acknowledge that Purchaser is and will continue to, without requiring the consent of Gilat Israel or Seller and without being subject to the restrictions contained in Section 7.2(a), take certain action that is not in the ordinary course of business nor consistent with past practices in connection with the discontinuation and winding down of Purchaser's school-related businesses.

         Section 7.3 Gilat Review of Expenditures.

         Upon the execution of this Agreement, the Parties agree that Gilat Israel shall have the right to review and approve all proposed cash expenditures of Purchaser equal to or greater than $25,000 prior to their disbursement. The Parties agree that from the date hereof until the Closing Date, other than in the ordinary course consistent with past practice, as not otherwise restricted by the provisions of Section 7.2(a) or as permitted by Section 7.2(b), Purchaser shall not take any action that may materially affect Purchaser's cash and cash equivalent holdings, which as of the date hereof equals at least $36 million, including, without limitation, writing checks or making cash disbursements of any kind, without the prior express consent of both Gilat Israel and Purchaser's Chief Executive Officer.

                                  ARTICLE VIII.

                                 INDEMNIFICATION

         Section 8.1 Indemnification Generally by Gilat Israel and Seller.

         (a) From and after the Closing Date, Gilat Israel and Seller shall jointly and severally indemnify Purchaser's Indemnified Persons against, hold Purchaser's Indemnified Persons harmless from, and promptly reimburse Purchaser's Indemnified Persons for, any and all Indemnifiable Claims incurred, suffered, sustained or required to be paid by any of Purchaser's Indemnified Persons, resulting from, arising out of, based upon or in respect of the following (including, without limitation, any of the following sought to be imposed, or that under any Law or legal or equitable principle or right of action could be imposed, upon Purchaser's Indemnified Persons):

                  (i) any failure or breach of the representations or warranties made by Gilat Israel and Seller in Section 4.1 of this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the closing of the transactions hereunder to be true as of the date on which they are made;

                  (ii) any breach of any covenant made by Gilat Israel or Seller in this Agreement;

                  (iii) any liability, payment or obligation concerning the Business or the Assets or required by this Agreement to be disclosed by Gilat Israel or Seller to Purchaser and not so disclosed; provided, however, that neither of the Gilat Parties shall have any liability under this Section 8.1 until the aggregate amount to which Purchaser's Indemnified Persons would otherwise be entitled exceeds $100,00; and provided, further, however, that the Gilat Parties aggregate liability under this Section 8.1 shall not exceed $50 million; or

                  (iv) any Excluded Business Liability.

         (b) Each of the Gilat Parties shall be entitled, at its option, to assume and control the defense of any claims, actions, suits or proceedings by any third party alleged or asserted against Purchaser's Indemnified Persons in respect of, resulting from, related to or arising out of any such liabilities, payments and obligations for which indemnification under this Section 8.1 is sought by them at its expense and through counsel selected by Gilat Israel or Seller, as the case may be, and approved by Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed) if Gilat Israel or Seller, as the case may be, gives prompt notice of its intention to do so to Purchaser's Indemnified Persons and reimburses Purchaser's Indemnified Persons for their reasonable costs and expenses incurred prior to the assumption by Gilat Israel or Seller, as the case may be, of such defense; provided, however, that Purchaser's Indemnified Persons shall have the right to employ separate counsel (including local counsel), and the relevant Gilat Party shall bear the reasonable and documented fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the relevant Gilat Party to represent Purchaser's Indemnified Persons would present such counsel with a conflict of interest or (ii) the actual or potential defendants in, or targets of, any such action include both Purchaser's Indemnified Persons and the relevant Gilat Party and Purchaser's Indemnified Persons shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the relevant Gilat Party. In the event that Gilat Israel or Seller, as the case may be, shall assume the defense of any such claim, action, suit or proceeding as aforesaid, Purchaser's Indemnified Persons shall nevertheless be permitted to continue to participate in any such claim, action, suit or proceeding with counsel of their choice at the expense of Purchaser's Indemnified Persons.

         Section 8.2 Indemnification Generally by Purchaser.

         (a) From and after the Closing Date, Purchaser shall indemnify Gilat Israel and Seller and their respective officers, directors, employers, agents and stockholders (collectively, the "Seller's Indemnified Persons") against, hold Seller's Indemnified Persons harmless from, and promptly reimburse Seller's Indemnified Persons for, any and all Indemnifiable Claims incurred, suffered, sustained or required to be paid by any of Seller's Indemnified Persons resulting from, arising out of, based upon or in respect of the following (including, without limitation, any of the following sought to be imposed, or which under any Law or legal or equitable principle or right of action could be imposed, upon Seller's Indemnified Persons):

                  (i) any failure or breach of the representations or warranties made by Purchaser in Section 4.2 of this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the closing of the transactions contemplated hereunder to be true on the date of this Agreement or on the Closing Date; or

                  (ii) any breach of any covenant made by Purchaser in or pursuant to this Agreement; provided, however, that Purchaser shall not have any liability under this Section 8.2 until the aggregate amount to which Seller's Indemnified Persons would otherwise be entitled exceeds $100,000; and provided, further, however, that Purchaser's aggregate liability under this Section 8.2 shall not exceed $50 million.

         (b) Prior to the Closing, Purchaser shall be entitled, at its option, to assume and control the defense of any claims, actions, suits or proceedings by any third party alleged or asserted against Seller's Indemnified Parties in respect of, resulting from, related to or arising out of any such liabilities, payments and obligations for which indemnification under this Section 8.2 is sought by them at its expense and through counsel selected by Purchaser and approved by the Gilat Parties (which approval shall not be unreasonably withheld, conditioned or delayed) if Purchaser, gives prompt notice of its intention to do so to Seller's Indemnified Persons and reimburses Seller's Indemnified Persons for their reasonable costs and expenses incurred prior to the assumption by Purchaser of such defense; provided, however, that Seller's Indemnified Persons shall have the right to employ separate counsel (including local counsel), and Purchaser shall bear the reasonable and documented fees, costs and expenses of such separate counsel if
(i) the use of counsel chosen by Purchaser to represent Seller's Indemnified Persons would present such counsel with a conflict of interest or (ii) the actual or potential defendants in, or targets of, any such action include both Seller's Indemnified Persons and Purchaser and Seller's Indemnified Persons shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to Purchaser.

         (c) After the Closing or if Purchaser shall not have assumed the defense of any claim, action or proceeding pursuant to Section 8.1(a) hereof, Seller's Indemnified Persons shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of their choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against Seller's Indemnified Persons in respect of, resulting from, related to or arising out of any such liabilities, payments and obligations for which indemnification under this Section 8.2 is sought by them and the cost and expense thereof shall be subject to the indemnification obligations of Purchaser hereunder.

         (d) If Purchaser acknowledges in writing its obligation to indemnify Seller's Indemnified Persons in respect of such liabilities, payments and obligations to the full extent provided by this Section 8.2, and it provides reasonable evidence of its ability to satisfy any adverse judgment, Purchaser shall be entitled, at its option, to assume and control the defense of such claims, actions suits or proceedings at its expense and through counsel of its choice if it gives prompt notice of its intention to do so to Seller's Indemnified Persons and reimburses Seller's Indemnified Persons for their costs and expenses incurred prior to the assumption by Purchaser of such defense.

         (e) In the event that Purchaser shall assume the defense of any such claim, action, suit or proceeding as aforesaid, Seller's Indemnified Persons shall nevertheless be permitted to continue to participate in any such claim, action, suit or proceeding with counsel of their choice at Seller's Indemnified Persons' expense.

         (f) Purchaser shall not be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, except that the consent of Seller shall not be required if such settlement would entail solely the payment of cash damages payable in full (and not by installment or on any deferred basis) for which Purchaser shall be responsible and shall effect payment simultaneously with the execution of any settlement agreement and releases (including releases of Seller's Indemnified Persons) and provided that such settlement does not entail any admission or stipulation that could adversely affect Seller's Indemnified Persons (or their successors and assigns).

         Section 8.3 Notice of Claims for Indemnification.

         Purchaser on the one hand, or Gilat Israel or Seller, on the other hand, as the case may be, shall notify each other promptly, and in any event within thirty (30) days, of the assertion by any third party of any claim against any of Purchaser's Indemnified Persons or Seller's Indemnified Persons, as the case may be, with respect to which any of them intend to make a claim for indemnification under Section 8.1 or Section 8.2 hereof. Any notice of any claim pursuant to Section 8.1 or Section 8.2 shall set forth the dollar amount thereof sought by the party seeking indemnification, unless the amount of such claim is not yet determinable (and such notice shall so state), and a statement of the facts underlying such claim in reasonably sufficient detail (to the extent such facts are readily available to the party claiming indemnification) so as to inform the Party against which indemnification is sought as to the basis of such claim and the manner in which the amount of such claim was computed. The failure by an indemnified party to notify an indemnifying party of an Indemnifiable Claim shall not relieve the indemnifying party of any indemnification responsibility under Section 8.1 or Section 8.2, provided that such failure does not materially prejudice the ability of the indemnifying party to defend such Indemnifiable Claim. Purchaser's Indemnified Persons and Seller's Indemnified Persons shall cooperate with each other in any investigation by the others of any such claim.

         Section 8.4 Survival of Representations and Warranties.

         All of the representations and warranties of Gilat Israel and Seller contained in Section 4.1 hereof and of Purchaser contained in Section 4.2 hereof shall continue in effect until the second anniversary of the Closing Date.

                                   ARTICLE IX.

                                 TAX INDEMNITIES

         Section 9.1 Tax Indemnities. From and after the Closing Date, Gilat Israel and Seller shall jointly and severally indemnify and hold Purchaser and the Company harmless from all federal, state, local, foreign and other Taxes imposed on Purchaser, the Company or any of its Subsidiaries (A) for any pre-Closing period or (B) resulting from the transfer prior to the Closing of assets, properties and businesses to the Company, or the consummation prior to the Closing of any other actions or transactions contemplated hereby. Notwithstanding any other provision to the contrary in this Agreement, Gilat Israel and Seller agree that after the Closing, no Tax Return (or amendments to any previously filed Tax Return) with respect to the Company shall be filed with or submitted to any Government without prior approval by Purchaser.

         Section 9.2 Character of Indemnity Payments.

         All amounts paid pursuant to Article 9 of this Agreement by one Party to another Party (other than interest payments) shall be treated by such Parties as an adjustment to the Share Consideration. In the event any taxing authority shall assert, or applicable Law shall require, that any amount referred to in the preceding sentence shall be treated as income to the recipient thereof, then the amount of such payment, if, and only if, such payment relates to Taxes, shall be adjusted to reflect the impact of all applicable Taxes so that the recipient, after the impact of all Taxes is taken into consideration, shall be in the same position as it would have been had the event creating the obligation on the part of the payor to make such payment never occurred.

         Section 9.3 Refunds.

         (a) In the event that Purchaser or the Company receives a refund or credit of Tax for which Gilat Israel or Seller, made a payment pursuant to
Section 9.1 of this Agreement or any other provision of this Agreement, then Purchaser or the Company, as the case may be, shall promptly pay to Gilat Israel or Seller, as the case may be, the amount of such refund (including any accrued interest paid in respect of such refunded Tax) or credit. In the event that any refund or credit of Taxes for which a payment has been made to Gilat Israel or Seller, as the case may be, pursuant to this Section 9.3(a) is subsequently reduced or disallowed, Gilat Israel and Seller shall, jointly and severally, indemnify and hold harmless the payor for any Tax liability assessed against such payor by reason of the reduction or disallowance.

         (b) In the event that Gilat Israel or Seller receives a refund or credit of Tax for which Purchaser or the Company made a payment pursuant to
Section 9.1 or any other provision of this Agreement, then Gilat Israel or Seller, as the case may be, shall promptly pay to Purchaser or the Company, as the case may be, the amount of such refund (including any accrued interest paid in respect of such refunded Tax) or credit. In the event that any refund or credit of Taxes for which a payment has been made to Purchaser or the Company pursuant to this Section 9.3(b) is subsequently reduced or disallowed, Purchaser or the Company, as the case may be, shall indemnify and hold harmless the payor for any Tax liability assessed against such payor by reason of the reduction or disallowance.

         Section 9.4 Miscellaneous.

         (a) Prior Tax Sharing Agreements. This Agreement terminates and supersedes as of the Closing Date any and all other tax sharing agreements, if any, in effect on the Closing Date as to which the Company or any of its Subsidiaries is or was a party, for all Taxes imposed by any federal, state, foreign or local Government or taxing authority, regardless of the period for which such Taxes are imposed.

         (b) Survival of Claims. Notwithstanding any other provision of this Agreement, no claim for indemnification under this Article 9 may be made in respect of any Tax that is asserted by any taxing authority after the applicable statute of limitations period with


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
respect to such Tax has expired, except for a claim for indemnification for the cost of contesting such assertion.

                                   ARTICLE X.

                                   TERMINATION

         Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

         (a) by the written consent of Purchaser and Seller;

         (b) by either Purchaser or Seller, if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Eastern Standard Time on May 31, 2002, unless such date shall have been extended by mutual written consent of Purchaser and Seller; provided, however, that a Party may not terminate this Agreement pursuant to this clause (b) if the transactions contemplated by this Agreement are not consummated by May 31, 2002 is a result of a breach by such Party of its representations, warranties or agreements hereunder.

         (c) by Purchaser, by written notice to Seller if any of the conditions set forth in Sections 5.1 or 5.2 hereof (including with respect to any representations and warranties) shall not have been, or it becomes apparent that any of such conditions will not have been fulfilled by the Closing Date, unless such failure shall be due to failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

         (d) by Seller, by written notice to Purchaser if any of the conditions set forth in Sections 5.1 or 5.3 hereof (including with respect to any representations and warranties) shall not have been, or it becomes apparent that any of such conditions will not have been fulfilled by the Closing Date (other than Section 6.6 of this Agreement), unless such failure shall be due to failure of either of the Gilat Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to Closing;

         (e) by Seller, if (i) Section 6.6 shall be breached by Purchaser or any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of Purchaser, in any material respect and Purchaser shall have failed promptly to terminate the activity giving rise to such breach following such time as Purchaser first becomes aware thereof and used best efforts to cure such breach, or (ii) Purchaser shall breach Section 6.6 by failing to promptly notify the Gilat Parties as required thereunder; provided, in the case of (i), Purchaser shall comply with applicable requirements relating to the payment (including the timing of any payment) of each of the Gilat Parties' expenses and the fees required by Section 6.6 hereof;

         (f) by Seller, if (i) the Board of Directors of Purchaser or any committee thereof, under the circumstances contemplated in Section 6.6 hereof, shall have withdrawn or modified in a manner adverse to the Gilat Parties its approval or recommendation of this




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Agreement or the Sale and the other transactions contemplated hereby or failed to reconfirm its recommendation within five business days after a written request to do so, or approved or recommended any Transaction Proposal or (ii) the Board of Directors of Purchaser or any committee thereof shall have resolved to take any of the foregoing actions; provided, that in the case of clauses (i) or (ii), Purchaser shall comply with applicable requirements relating to the payment (including the timing of any payment) of each of the Gilat Parties' expenses and the fee required by Section 6.6(b); or

         (g) by Purchaser, if it elects to terminate this Agreement in accordance with Section 6.6(b); provided, that it has complied with all provisions thereof.

         Section 10.2 Effect of Termination.

         In the event of the termination of this Agreement pursuant to this
Article 10, this Agreement shall become void and have no effect, without any liability to any Person in respect thereof or of the transactions contemplated hereby on the part of any Party except as otherwise provided in Section 11.2 hereof.

                                   ARTICLE XI.

                                  MISCELLANEOUS

         Section 11.1 Governing Law.

         (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of laws.

         (b) Each of the Parties hereto irrevocably consents to the service of process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under Delaware law.

         (c) Each party irrevocably and unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard in State of Delaware, and each Party irrevocably consents to personal jurisdiction in any and all tribunals in the State of Delaware.

         Section 11.2 Remedies.

         The rights and remedies provided herein and all other rights and remedies available at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. In the event that a Party brings a claim, action or proceeding against any of the other Parties alleging breach of such Party's obligations hereunder (the "breaching party"), and the non-breaching party successfully obtains a final, non-appealable ruling from a court of competent jurisdiction that such breaching party has in fact breached its obligations hereunder, such non-breaching party shall be entitled to be reimbursed for all of its reasonable and documented out of pocket expenses for outside professionals (including, attorneys and financial advisors) incurred by it in connection with bringing the successful suit, claim or proceeding.

         Section 11.3 Successors and Assigns.

         Except as otherwise provided in Sections 2.3(c), 2.4(d) and 2.5 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; provided, however, that if the Parties mutually agree, Purchaser may assign its rights, but not its obligations, hereunder to any wholly-owned subsidiary of Purchaser formed by Purchaser specifically to consummate the Sale. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties hereto.

         Section 11.4 Amendment.

         This Agreement may be amended by the Parties at any time prior to the consummation of the Sale. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

         Section 11.5 Entire Agreement.

         This Agreement and the Exhibits and Schedules hereto constitute the entire agreement among the Parties with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements between the Parties with respect to the subject matter hereof.

         Section 11.6 No Reliance on Other Information.

         Except for the representations and warranties contained in this Agreement, none of the Parties nor any representative, agent or affiliate or other Person acting for any of them makes any other representation or warranty, express or implied.

         Section 11.7 Severability.

         If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

         Section 11.8 No Third Party Beneficiaries.

         Except as provided for in Section 2.5 hereof, nothing in this Agreement shall confer any rights upon any Person or entity that is not a party or permitted assignee of a party to this Agreement.

         Section 11.9 Notices.

         All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by hand, transmitted via facsimile or mailed by first-class mail, postage prepaid, addressed

         (a) if to Gilat Israel or Seller:

                           c/o Gilat Satellite Networks, Ltd.
                           21/D Yegia Kapayim Street
                           Daniv Park, Kiryat Arye
                           Petah Tikva, Israel
                           Facsimile:  972-3-921-3321
                           Attn:  Yoav Leibovitch
                           with a copy to:

                           Arnold & Porter
                           399 Park Avenue
                           New York, New York 10022
                           Facsimile: (212) 715-1399
                           Attn:  Steven G. Tepper, Esq.

         (b) if to Purchaser:

                           rStar Corporation
                           3000 Executive Parkway, Suite 150
                           San Ramon, CA 94583
                           Facsimile No.: (925) 355-1299
                           Attention: Lance Mortensen, Chairman
                           with a copy to:

                           Piper Marbury Rudnick & Wolfe LLP
                           6225 Smith Avenue
                           Baltimore, Maryland 21209
                           Facsimile No.: (410) 580-3001
                           Attention:  Wilbert H. Sirota, Esq.

                           and

                           Piper Marbury Rudnick & Wolfe LLP
                           1251 Avenue of the Americas
                           New York, NY 10020
                           Facsimile No.: (212) 835-6001
                           Attention:  Jonathan Klein, Esq.



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
         Section 11.10 Delays or Omissions.

         No delay or omission to exercise any right, power or remedy accruing to the Parties upon any breach or default by the another Party under this Agreement, shall impair any such right, power or remedy of the non-breaching Parties, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of another Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in writing. All remedies, either under this Agreement, or by law or otherwise afforded to a Party, shall be cumulative and not alternative.

         Section 11.11 Legal Fees.

         The provision of Section 7.2 to the contrary notwithstanding, simultaneously with the Closing, Purchaser shall be entitled to pay, and it shall pay, all reasonable legal fees and disbursements incurred by Purchaser in connection with the transactions contemplated by this Agreement.

         Section 11.12 Titles and Subtitles.

         The titles of the sections, paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         Section 11.13 Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf either by itself or by one of its officers thereunto duly authorized, all as of the date and year first above written.

                                  PURCHASER:

                                  rSTAR CORPORATION


                                  By:   /s/ Lance Mortensen
                                        ---------------------------------------
                                        Name:  Lance Mortensen
                                        Title: CEO


                                  SELLER:

                                  GILAT TO HOME LATIN AMERICA
                                     (HOLLAND) N.V.


                                  By:   /s/ Giora Oron
                                        ---------------------------------------
                                        Name:  Giora Oron
                                        Title: CEO


                                  GILAT SATELLITE NETWORKS LTD.


                                  By:   /s/ Yoav Leibovitch
                                        ---------------------------------------
                                        Name:  Yoav Leibovitch
                                        Title: Chief Financial Officer and
                                               Vice President, Finance and
                                               Administration